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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Bruker Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BRUKER CORPORATION
40 Manning Road
Billerica, MA 01821
(978) 663-3660

Dear Stockholder:

        On behalf of the board of directors and management of Bruker Corporation, I would like to invite you to attend our Annual Meeting of Stockholders to be held on Thursday, May 8, 2008 at 9:00 a.m., Local Time, at the offices of Nixon Peabody LLP, 100 Summer Street, Boston, Massachusetts.

        The Notice of Annual Meeting of Stockholders and Proxy Statement, which describe the formal business to be conducted at the meeting, and Proxy Card accompany this letter. The Company's Annual Report to Stockholders is also enclosed for your information.

        All Stockholders are invited to attend the Meeting. To ensure your representation at the Meeting, however, you are urged to vote by proxy by completing, dating and returning the enclosed Proxy Card. A postage-paid envelope is enclosed for that purpose. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before the Stockholders is important.

        I look forward to your participation and thank you for your continued support.

                      Sincerely,

                      Frank H. Laukien, Ph.D.
                      Chairman, President and Chief Executive Officer

BRUKER CORPORATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

        Notice is hereby given that the Annual Meeting of the Stockholders of Bruker Corporation will be held on May 8, 2008, at 9:00 a.m., Local Time, at the offices of Nixon Peabody LLP, 100 Summer Street, Boston, Massachusetts, for the following purposes:

1.
To elect five Class II directors to hold office until the 2011 Annual Meeting of Stockholders.

2.
To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2008.

3.
To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        The foregoing items of business are more fully described in the Proxy Statement accompanying this notice. The board of directors has fixed the close of business on March 31, 2008 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                      By order of the board of directors

                      Frank H. Laukien, Ph.D.
                      Chairman, President and Chief Executive Officer

Billerica, Massachusetts
April 9, 2008

        All stockholders are invited to attend the meeting. Whether or not you plan to attend, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone or by the internet, or by completing, dating and returning the enclosed Proxy Card in the enclosed postage-paid envelope. Your shares cannot be voted unless you vote by telephone or internet, date, sign and return the enclosed Proxy Card, or attend the meeting in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before the stockholders is important. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you will not be permitted to vote in person at the meeting unless you first obtain a proxy issued in your name from the record holder.

**************

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 8, 2008:

This Proxy Statement and the accompanying Annual Report
are available via the Internet at: www.bruker.com

BRUKER CORPORATION
PROXY STATEMENT

        This Proxy Statement and the enclosed Proxy Card are furnished in connection with the solicitation of proxies by the board of directors of Bruker Corporation ("the "Company") for use at the 2008 Annual Meeting of Stockholders (the "2008 Annual Meeting") to be held on May 8, 2008, at the time and place set forth in the notice of the meeting and at any adjournments thereof. The approximate date on which this Proxy Statement and form of proxy are first being sent to stockholders is April 10, 2008.

        If the enclosed Proxy Card is properly executed and returned, it will be voted in the manner directed by the stockholder. If no instructions are specified with respect to any particular matter to be acted upon, proxies will be voted in favor of such matter. In addition, if other matters come before the meeting, the persons named in the accompanying proxy and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. Any person signing the enclosed form of proxy has the power to revoke it by voting in person at the meeting or by giving written notice of revocation to the Secretary of the Company at any time before the proxy is exercised. Please note, however, that if your shares are held of record by a broker, bank or nominee and you wish to vote at the meeting, you will not be permitted to vote in person unless you first obtain a proxy issued in your name from the record holder.

        The holders of a majority in interest of all of the Company's common stock, par value $.01 per share ("Common Stock") issued, outstanding and entitled to vote are required to be present in person or be represented by proxy at the 2008 Annual Meeting in order to constitute a quorum for the transaction of business. Each share of Common Stock outstanding on the record date will be entitled to one vote on all matters. The five candidates for election as directors at the 2008 Annual Meeting who receive the highest number of affirmative votes will be elected.

        Because abstentions with respect to any matter are treated as shares present or represented and entitled to vote for the purposes of determining whether that matter has been approved by the stockholders, abstentions have the same effect as negative votes for each proposal other than the election of directors. Broker non-votes are not deemed to be present or represented for purposes of determining whether stockholder approval of that matter has been obtained, but they are counted as present for purposes of determining the existence of a quorum at the 2008 Annual Meeting.

        The Company will bear the cost of the solicitation. Although it is expected that the solicitation will be primarily by mail, regular employees or representatives of the Company (none of whom will receive any extra compensation for their activities) may also solicit proxies by telephone, telecopier and in person and arrange for brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to their principals at the expense of the Company.

        The Company's 2007 Annual Report, including the Company's audited financial statements for the fiscal year ended December 31, 2007, is being mailed to shareholders concurrently with this proxy statement.

        The Company's principal executive offices are located at 40 Manning Road, Billerica, Massachusetts 01821, and our telephone number is (978) 663-3660.

RECORD DATE AND VOTING SECURITIES

        Only stockholders of record at the close of business on March 31, 2008 are entitled to notice of and to vote at the meeting. On March 31, 2008, the Company had outstanding and entitled to vote 163,368,791 shares of Common Stock. Each outstanding share of Common Stock entitles the record holder to one vote. Broadridge Financial Solutions, Inc. will tabulate all votes that are received prior to the date of the Annual Meeting. The inspector of elections, who will be one of our employees or one of our attorneys, will receive Broadridge's tabulation, tabulate all other votes, and certify the voting results.

CORPORATE INFORMATION

        Bruker Corporation was incorporated in Massachusetts as Bruker Federal Systems Corporation. In February 2000, we reincorporated in Delaware as Bruker Daltonics Inc. In July 2003, we merged with Bruker AXS Inc., and we were the surviving corporation in that merger. In connection with that merger, we changed our name to Bruker BioSciences Corporation and formed two operating subsidiaries, Bruker Daltonics and Bruker AXS, into which we transferred substantially all of the respective assets and liabilities, except cash. All references in the Proxy Statement to "former Bruker AXS" refer to the public entity which merged with the Company in July 2003. In July 2006, we acquired Bruker Optics Inc., also a company under common control. Bruker Optics is now one of our four primary operations. In February 2008, we acquired the Bruker BioSpin group of companies, also a group of companies under common control. In connection with the acquisition, we changed our name to Bruker Corporation. The Bruker BioSpin group of companies, which we sometimes refer to collectively as the Bruker BioSpin Group, is now one of our four primary operations. Unless otherwise indicated, the financial information presented herein gives effect to the Bruker Optics and Bruker BioSpin acquisitions and, in accordance with generally accepted accounting principles in the United States, is presented as if Bruker Optics and the Bruker BioSpin Group had been a part of Bruker Corporation for all periods described.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

        The first proposal on the agenda for the 2008 Annual Meeting is the election of Collin J. D'Silva, Stephen W. Fesik, Dirk D. Laukien, Richard M. Stein and Bernhard Wangler to serve as Class II directors for a three-year term beginning at the 2008 Annual Meeting and ending at our 2011 Annual Meeting of Stockholders or until a successor has been duly elected and qualified. The Company's Certificate of Incorporation, as amended, provides that the board of directors shall consist of three classes of directors with overlapping three-year terms. One class of directors is to be elected each year for a three-year term. Directors are assigned to each class in accordance with a resolution or resolutions adopted by the board of directors, each class consisting, as nearly as possible, of one-third the total number of directors. There are currently thirteen members of the board of directors, consisting of four Class I directors, five Class II directors and four Class III directors.

        In December 2007, the Board of Directors voted to expand the size of the board to thirteen and to increase the number of Class II directors to five and the number of Class III directors to four, contingent on the approval by our stockholders and completion of the proposed acquisition of the Bruker BioSpin Group. At the Special Meeting of Stockholders in February 2008, the acquisition was approved and two new directors were elected to fill the vacancies created. At the 2008 Annual Meeting, five nominees will be elected as Class II directors to serve for a term expiring at the 2011 Annual Meeting of Stockholders. The directors in each of Class III and Class I are serving terms expiring at the Company's Annual Meeting of Stockholders in 2009 and 2010, respectively.

        Of the nominees for Class II director, Collin J. D'Silva, Dirk D. Laukien, Richard M. Stein and Bernhard Wangler are currently Class II directors, and Stephen W. Fesik is a new nominee. All nominees were approved by our board of directors, including a majority of our independent directors. One of our current Class II directors, Daniel S. Dross, is not standing for re-election to our board of directors. The Company is deeply grateful for Mr. Dross' years of exemplary service and his contributions to our board and to the Company.

        Unless marked otherwise, proxies received will be voted FOR the election of each of the five nominees specified below. If any such nominee for the office of director is unwilling or unable to serve as a nominee for the office of director at the time of the 2008 Annual Meeting, the proxies may be voted either (1) for a substitute nominee who shall be designated by the present board of directors to fill such vacancy or (2) for the other nominees only, leaving a vacancy. Alternatively, the size of the board of directors may be reduced so that there is no vacancy. The board of directors has no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

Certain Information Regarding Directors and Nominees

        The names of the nominees and of the other directors continuing in office, the year each first became a director, their principal occupations during at least the past five years, other public company directorships held by each as of March 31, 2008 and certain other biographical information are set forth below.

Nominees For Election For A Three-Year Term Expiring At The 2011 Annual Meeting

Collin J. D'Silva	Age 51	Director Since 2000

        From 1997 to April 2006, Mr. D'Silva served as the Chief Executive Officer of Transgenomic, Inc., a life science company involved in SNP discovery, in Omaha, Nebraska. Until January 2007, Mr. D'Silva also served as the Chairman of the board of directors of Transgenomic. From 1988 to 1997, Mr. D'Silva was President and Chief Executive Officer of CETAC Technologies, Inc, a company designing instrumentation for elemental analysis. Mr. D'Silva holds a B.S. degree and a Masters in Industrial Engineering from Iowa State University as well as a M.B.A. from Creighton University.

Stephen W. Fesik, Ph.D.	Age 54	2008 Nominee

        Dr. Fesik is currently the Divisional Vice President of Cancer Research of Abbott Laboratories, a global, broad-based health care company devoted to the discovery, development, manufacture and marketing of pharmaceuticals and medical products, including nutritionals, devices and diagnostics headquartered in Illinois. Dr. Fesik joined Abbott Laboratories in 1983 and since that time served in various research and scientific capacities until being named to his current position in 2000. From 2003 to 2006, Dr. Fesik served as a member of the Scientific Advisory Board of the Bruker BioSpin Group and in 2003 was awarded a lifetime achievement award in nuclear magnetic resonance by European Advanced Semiconductors, a Bruker BioSpin Group subsidiary. In 2003, Dr. Fesik was named a Distinguished Research Fellow of Abbott Laboratories' Volwiler Society. Dr. Fesik has received numerous awards for his scientific research and scholarship and currently serves on a number of research and scientific advisory boards. Prior to joining Abbott Laboratories, from 1981 to 1983, Dr. Fesik was a postdoctoral associate at Yale University's Department of Biophysics and Biochemistry. Dr. Fesik holds a Ph.D. in Medicinal Chemistry from the University of Connecticut.

Dirk D. Laukien, Ph.D.	Age 43	Director Since 2008

        Dr. Dirk Laukien is a Senior Vice President of the Company and has served in this capacity since July 1, 2006. Dr. Dirk Laukien also serves as the President of Bruker Optics and had served in this capacity for more than five years prior to July 1, 2006, the date we acquired our Bruker Optics subsidiary. Dirk Laukien also serves as co-CEO of the Bruker BioSpin Group and, since 1989, has served as co-President and director of Bruker BioSpin Corporation and as a director of Bruker AG. Dirk Laukien is the brother of Frank Laukien, a director of the Company as well as the Company's President and CEO, and Joerg Laukien, a director of the Company and an executive officer of the Bruker BioSpin Group. Dirk Laukien received his B.A. in Physics from Brandeis University and a Ph.D. in Physics from Tufts University.

Richard M. Stein	Age 56	Director Since 2000

        Mr. Stein has served as the Company's secretary since 2000. Mr. Stein has been a partner with Nixon Peabody LLP, a law firm, or a predecessor entity, Hutchins, Wheeler & Dittmar, since January 1993. Mr. Stein holds a B.A. degree from Brandeis University and a J.D. from Boston College Law School.

Bernhard Wangler	Age 57	Director Since 2000

        Mr. Wangler has been a German tax consultant and principal partner with Kanzlei Wangler in Karlsruhe, Germany since July 1983. He has been a Certified Public Accountant in Germany since 1984. Mr. Wangler holds a Master of Economics and Commerce degree and an M.B.A. from the University of Mannheim, Germany.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES LISTED ABOVE.

Directors Continuing In Office Until The 2009 Annual Meeting

Tony W. Keller, Ph.D.	Age 71	Director Since 2008

        Dr. Keller currently serves as Executive Chairman of the Bruker BioSpin Group, chairman of the board of Bruker BioSpin AG, and as a director of Bruker BioSpin Inc. In addition, in 2008 prior to the completion of the Bruker BioSpin Group acquisition, Dr. Keller was elected to serve as President of the Board of BioSpin Invest AG. Until recently, Dr. Keller was co-CEO of the Bruker BioSpin Group and served in that capacity for more than five years. Dr. Keller also served as a Managing Director of Bruker BioSpin GmbH until his retirement effective December 31, 2007. Dr. Keller joined the Bruker BioSpin Group in 1964 with the establishment of Spectrospin AG by the late Dr. Günther Laukien, and has served the Bruker BioSpin Group in a variety of capacities since that time. Dr. Keller holds honorary doctorates from the Technical University of Berlin and from the University of Queensland.

Richard D. Kniss	Age 67	Director Since 2003

        Mr. Kniss joined the Company's board of directors in July 2003 in connection with the merger of Bruker Daltonics and Bruker AXS and joined the former Bruker AXS board of directors in June 2001. Mr. Kniss was Senior Vice President and General Manager for Agilent Technologies, Chemical Analysis Group, a producer of gas and liquid chromatographs, mass spectrometers and spectrophotometers, from August 1999 until March 2001. Prior to the spin-off of Agilent from the Hewlett Packard Company, from 1995 to 1999, Mr. Kniss was Vice President and General Manager of the Chemical Analysis Group for Hewlett Packard. In March 2004, Mr. Kniss became chairman of the board of directors of AviaraDx, Inc. (formerly Arcturus Bioscience, Inc.), a life-science tools company. Mr. Kniss holds a B.S. from Brown University and an M.B.A. from Stanford University.

Joerg C. Laukien	Age 54	Director Since 2005

        Mr. Joerg Laukien is the Chief Operating Officer of the European Bruker BioSpin companies. Joerg Laukien has been a director and President of Bruker BioSpin MRI, Inc. in Billerica, Massachusetts since 1997, President of Bruker BioSpin MRI GmbH in Ettlingen, Germany since 1998, President of Bruker Elektronik GmbH in Rheinstetten, Germany since 1991, a director of Bruker BioSpin Inc. in Billerica, Massachusetts since 2000, a director of Bruker BioSpin SA in Wissembourg, France since 1998, a director of Bruker BioSpin s.r.l. in Italy since 1992, and a director of Techneon AG in Zurich, Switzerland since 1999. Joerg Laukien is the brother of Dr. Frank Laukien, the Chairman, President and Chief Executive Officer of the Company and Dirk Laukien, a director and executive officer of the Company. Mr. Laukien holds a B.A. from the Verwaltungs- und Wirtschafts-Akademie in Karlsruhe, Germany.

William A. Linton	Age 60	Director Since 2000

        Dr. Linton serves as the lead director of our board of directors. He was appointed lead director in March 2004 by the independent members of the board of directors. As lead director, Dr. Linton performs the usual responsibilities of a lead director including setting the agenda for board meetings and acting as a liaison between management and the board of directors. Dr. Linton has served as the Chairman and Chief Executive Officer of Promega Corporation, a life science supply company, in Madison, Wisconsin since 1978. Dr. Linton received a B.S. degree from University of California, Berkeley in 1970 and an honorary Ph.D. from Hannam University (Korea) in 2004. Dr. Linton has been a Director of the Wisconsin Technology Council since 2001 and serves as a director of ALSSA (Analytical & Life Science Systems Association), an industry association.

Directors Continuing In Office Until The 2010 Annual Meeting

Wolf-Dieter Emmerich, Ph.D.	Age 67	Director Since 2007

        Dr. Emmerich currently serves as a consultant to Erich Netzsch Holding, the parent company of Netzsch Instruments, a developer and manufacturer of high-precision instruments for Thermal Analysis and thermophysical properties measurement headquartered in Selb, Germany. Netzsch's products are employed in research and quality control in a range of industrial applications. Dr. Emmerich joined Netzsch Instruments Ltd. in 1970 and served the Netzsch Group in a variety of capacities until his retirement in 2005. Dr. Emmerich assumed worldwide responsibility for the Analyzing and Testing business unit in 1980 and was appointed to serve on the Executive Board of the Netzsch Group in 1995. Dr. Emmerich currently serves as Chairman of the Advisory Board of the ANALYTICA International Trade Fair, a leading European trade show for companies involved in the analysis, laboratory-technology and life-science sectors, and on the board of the Bayreuth University Society. Dr. Emmerich holds a Physicist degree and a Ph.D. in physics from the University of Erlangen-Nuremberg.

Brenda J. Furlong	Age 60	Director Since 2007

        From July 2003 to August 2006, Ms. Furlong served as Managing Director and Head of Fixed Income of Columbia Management Group, the primary investment management division of Bank of America Corporation. Prior to joining Columbia Management, Ms. Furlong was with The Hartford Financial Services Group, where she served as Chief Investment Officer and was President of Hartford Investment Management Company from October 1999 to November 2001, and also served as Senior Vice President—Capital Planning & Development from November 1996 to September 1999. From 1979 to December 1995, Ms. Furlong was with ITT Sheraton Corporation, where, from May 1988 to December 1995, she served as Vice President and Treasurer. Ms. Furlong has been a member of the Board of Trustees of the Perkins School for the Blind in Watertown, Massachusetts since 2002. Ms. Furlong holds an M.B.A. from Northeastern University, an M.A. in international studies from American University and a B.A. in political science and sociology from Whittier College.

Frank H. Laukien, Ph.D.	Age 48	Director Since 1991

        Dr. Laukien has been the Chairman, President and Chief Executive Officer of the Company since the inception of its predecessor company in February 1991. He also served as Executive Chairman of the former Bruker AXS from August 2002 until the merger of Bruker Daltonics and Bruker AXS in July 2003. In addition, from October 1997 to August 2002, he served as the Chairman of the board of directors and, from October 1997 to March 2000, as the Chief Executive Officer, of the former Bruker AXS. Since December 2002, Dr. Laukien has served as Co-Chief Executive Officer of the worldwide Bruker BioSpin group of companies. Dr. Frank H. Laukien is the brother of Joerg C. Laukien, a director of the Company and an executive officer of the Bruker BioSpin Group, and Dirk D. Laukien, an executive officer and director of the Company and an executive officer of Bruker Optics and the Bruker BioSpin Group. Dr. Frank Laukien holds a B.S. degree from the Massachusetts Institute of Technology, as well as a Ph.D. in chemical physics from Harvard University. From October 2002 until October 2003, he was Chairman of ALSSA (Analytical & Life Science Systems Association), an industry association. Since 2006, Dr. Laukien has served as a trustee of the Rivers School.

Richard A. Packer	Age 50	Director Since 2007

        Since November 1999, Mr. Packer has been the Chairman and Chief Executive Officer of ZOLL Medical Corporation (ZOLL), a publicly-traded manufacturer of resuscitation devices and related software solutions. From 1996 until his appointment to Chairman and Chief Executive Officer in 1999, Mr. Packer served as ZOLL's President, Chief Operating Officer and Director. From 1992 to1996, he served as ZOLL's Chief Financial Officer and Vice President of Operations. Prior to joining ZOLL, Mr. Packer served for five years as Vice President of various functions for Whistler Corporation, a consumer electronics company. Before joining Whistler in 1987, Mr. Packer was a manager with the consulting firm of PRTM/KPMG, specializing in operations of high technology companies. Mr. Packer is the past Chairperson of MassMEDIC, the industry council for Medical Devices in Massachusetts. He currently serves as a board member of the Massachusetts Medical Device Development Center, a University of Massachusetts initiative to incubate medical device companies. Mr. Packer holds an M.B.A. from the Harvard Business School, as well as B.S. and M. Eng. degrees from Rensselaer Polytechnic Institute.

BOARD MEETINGS, COMMITTEES AND COMPENSATION

        There are currently thirteen members of our board of directors. Seven of the current members of the board of directors, namely, Daniel S. Dross, Collin J. D'Silva, Wolf-Dieter Emmerich, Brenda J. Furlong, Richard D. Kniss, William A. Linton, and Richard A. Packer, as well as nominee Stephen W. Fesik, are independent within the meaning of the Marketplace Rules of the NASDAQ Stock Market LLC, or NASDAQ.

        During fiscal year 2007, the board of directors of the Company held nine meetings and acted by written consent one time. During such periods in 2007 in which they served as board members, all of the directors attended at least 75% of the aggregate of: (1) the total number of meetings of the board of directors and (2) the total number of meetings held by committees of the board of directors on which they served. It is the policy of our board of directors that at least two directors, including at least one independent director, attend our Annual Meeting, either in person or by telephonic conference. Three directors attended our 2007 Annual Meeting. As described below, the board of directors has an Audit Committee and a Compensation Committee. The board of directors does not have a Nominating Committee.

        Audit Committee.    The Audit Committee of the board of directors, which is currently comprised of Brenda J. Furlong, Collin J. D'Silva and Richard A. Packer, each of whom satisfy the applicable independence requirements of the SEC rules and regulations and NASDAQ Marketplace Rules, met nine times during the 2007 fiscal year. The board of directors has determined that Brenda J. Furlong, Chair of the Audit Committee, qualifies as an audit committee financial expert pursuant to applicable SEC rules and regulations.

        The Audit Committee provides assistance to the board of directors in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting and internal control functions of the Company and its subsidiaries. The Audit Committee works extensively with the independent auditors, pre-approves all audit and non-audit services provided to the Company by its independent auditors, reviews the performance of the independent auditors and replaces or terminates the independent auditors when circumstances warrant. The Audit Committee is also charged with establishing and monitoring procedures for (i) the receipt, retention or treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential submission by the Company's employees of concerns regarding questionable accounting or auditing matters. None of the members of the Audit Committee, or the proposed members of the Audit Committee, have participated in the preparation of any financial statements of the Company at any time during the last three fiscal years. The Audit Committee's charter was included as Annex A to the Company's Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on January 17, 2008.

        Compensation Committee.    The Compensation Committee, which is comprised of Daniel S. Dross, Richard D. Kniss and William A. Linton, all of whom meet the independence requirements of the NASDAQ Marketplace Rules, met five times during the 2007 fiscal year and acted by written consent one time during the 2007 fiscal year. Dr. Linton is the Chairman of the Compensation Committee. Upon the departure of Mr. Dross, director nominee Stephen W. Fesik is expected to join the Compensation Committee. The Compensation Committee administers the Company's stock option plan, determines the chief executive officer's salary, bonus, and equity based compensation, oversees the executive compensation program for the Company's other executive officers and determines such compensation, reviews general policy matters relating to compensation and employee benefits and makes recommendations concerning these matters to the board of directors. From time to time, the Company expects that various of its senior executive officers will provide analysis and recommendations to the Compensation Committee on compensation issues, as requested by the Compensation Committee. In particular, the Chief Executive Officer annually evaluates the performance of the Chief Financial Officer and the Senior Vice President and makes recommendations to the Compensation Committee regarding the compensation of these executive officers. The Compensation Committee reviews these performance evaluations and recommendations and, if the Committee deems appropriate, adopts the recommendations with little to no change. The Chief Financial Officer does the same with respect to the Corporate Controller. Our Chief Executive Officer, Chief Financial Officer and the Director of Human Resources may routinely attend meetings of the Compensation Committee to provide information relating to matters the Compensation Committee is considering. The

Compensation Committee may, from time to time, meet in executive session without any executive officers present. The Compensation Committee's charter was included as Annex B to the Company's Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on January 17, 2008.

COMPENSATION OF DIRECTORS

        We pay the non-employee directors of the board a mix of cash and share-based compensation based on the determination of the Compensation Committee. Employee directors receive compensation only as employees of the Company. Directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the board or committees thereof.

        The following table provides information concerning the compensation paid by us to each of the non-employee directors for the fiscal year ended December 31, 2007.

2007 Director Compensation Table

Name	Fees Earned or Paid in Cash		Stock Awards(1)(2)		Option Awards(1)		Total
(a)	(b)		(c)		(d)		(h)
M. Christopher Canavan, Jr.(3)	$34,500	(4)	$9,340	(5)	$—		$43,840
Taylor J. Crouch	$29,500	(6)	$9,340	(5)	—		$38,840
Daniel S. Dross	$47,500	(7)	$8,339	(8)	—	(9)	$55,839
Collin J. D'Silva	$134,500	(10)	$8,339	(8)	—	(11)	$142,839
Wolf-Dieter Emmerich	$22,286	(12)	—		$2,471	(13)	$24,757
Brenda J. Furlong	$39,824	(14)	$1,104	(15)	—		$40,928
Richard D. Kniss	$127,500	(16)	$8,339	(8)	—	(17)	$135,839
Joerg C. Laukien	$38,000	(18)	—		$30,503	(19)	$68,503
William A. Linton	$152,500	(20)	$8,339	(8)	—	(21)	$160,839
Richard Packer	$32,060	(22)	$1,104	(15)	—		$33,164
Richard M. Stein	$39,500	(23)	—		—	(24)	$39,500
Bernhard Wangler	$39,500	(25)	—		$20,100	(26)	$59,600

        Frank H. Laukien, Ph.D., our Chairman and President and Chief Executive Officer, is not included in this table as he is an employee of our company and receives no compensation for his service as a director. The compensation received by Dr. Frank Laukien as an officer of the Company is shown in the 2007 Summary Compensation Table on page 27.

(1)
The amounts in columns (c) and (d) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with Statement of Financial Accounting Standards No. 123(R) ("FAS 123(R)"), of awards pursuant to our Amended and Restated 2000 Stock Option Plan and may include amounts from awards granted both in and prior to 2007. Assumptions used in the calculation of these amounts are included in Notes 2 and 15 to the Company's audited financial statements for the fiscal year ended December 31, 2007 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2008. As required, the amounts shown exclude the impact of any estimated forfeitures related to service-based vesting conditions. The actual amount realized by the director will likely vary based on a number of factors, including our performance, stock price fluctuations and applicable vesting.

(2)
The grant date fair value of each award of 2,000 shares of restricted common stock made on February 28, 2007 was $18,020. The grant date fair value of each award of 1,000 shares of restricted common stock made on August 1, 2007 was $7,950. The grant date fair value of each award of 2,000 shares of restricted common stock made on January 5, 2006 was $10,000.

(3)
Mr. Canavan resigned from the board of directors effective May 16, 2007. Mr. Canavan received $18,000 in consulting fees for support given to the Audit Committee over a four-month period following his resignation from the board.

(4)
This amount includes a $13,000 cash retainer, board meeting attendance fees totaling $7,500, and a $14,000 retainer as Chair of the Audit Committee.

(5)
In connection with consulting services provided by Mr. Canavan and Mr. Crouch following their respective departures from the board, the Compensation Committee approved the acceleration of the applicable forfeiture periods for certain restricted stock awards previously granted. Includes amounts recognized as a result of the acceleration of forfeiture provisions relating to those shares of restricted stock granted on January 5, 2006 and February 28, 2007 for which the forfeiture restrictions would lapse, under the terms of the grants, on or before February 28, 2008.

(6)
This amount includes a $13,000 cash retainer, board meeting attendance fees totaling $7,500, and a $9,000 retainer as a member of the Audit Committee. Mr. Crouch resigned from the board of directors effective May 16, 2007.

(7)
Includes a $26,000 annual cash retainer, board meeting attendance fees totaling $13,500, and an $8,000 retainer as a member of the Compensation Committee.

(8)
As of December 31, 2007, each of Mr. Dross, Mr. D'Silva, Mr. Kniss and Dr. Linton held an aggregate of 4,000 shares of restricted stock pursuant to grants made on January 5, 2006 and February 28, 2007. The 2,000 shares that were granted on January 5, 2006 vest ratably on each of January 5, 2007, January 5, 2008 and January 5, 2009. The 2,000 shares that were granted on February 28, 2007 vest ratably on each of February 28, 2008, February 28, 2009 and February 28, 2010.

(9)
As of December 31, 2007, Mr. Dross held options to purchase 13,150 shares of common stock, all of which are vested.

(10)
Includes a $26,000 annual cash retainer, board meeting attendance fees totaling $10,500, an $18,000 retainer as a member of the Audit Committee, and an $80,000 fee for Mr. D'Silva's service on the temporary special committee formed to represent the interests of the stockholders of Bruker BioSciences unaffiliated with the Bruker BioSpin Group Shareholders in connection with the potential combination with the Bruker BioSpin Group.

(11)
As of December 31, 2007, Mr. D'Silva held options to purchase 20,250 shares of common stock, all of which are vested.

(12)
Mr. Emmerich joined the board of directors on May 16, 2007. This amount includes a $16,286 cash retainer and board meeting attendance fees totaling $6,000.

(13)
On August 1, 2007, Mr. Emmerich was awarded an option to purchase 3,000 shares of common stock for his service as a director. The grant date fair value of such award was $17,790. As of December 31, 2007, Mr. Emmerich held options to purchase 3,000 shares of common stock which vest ratably on each of August 1, 2008, August 1, 2009 and August 1, 2010.

(14)
Ms. Furlong joined the board of directors on May 16, 2007. This amount includes a $16,286 cash retainer, board meeting attendance fees totaling $6,000, and a $17,538 retainer as Chair of the Audit Committee.

(15)
As of December 31, 2007, both Ms. Furlong and Mr. Packer held an aggregate of 1,000 shares of restricted stock pursuant to grants made on August 1, 2007. These shares vest ratably on each of August 1, 2008, August 1, 2009 and August 1, 2010.

(16)
Includes a $26,000 annual cash retainer, board meeting attendance fees totaling $13,500, an $8,000 retainer as a member of the Compensation Committee, and an $80,000 fee for Mr. Kniss' service on the temporary special committee formed to represent the interests of the stockholders of Bruker BioSciences unaffiliated with the Bruker BioSpin Group Shareholders in connection with the potential combination with the Bruker BioSpin Group.

(17)
As of December 31, 2007, Mr. Kniss held options to purchase 25,750 shares of common stock, all of which are vested.

(18)
Includes a $26,000 annual cash retainer and board meeting attendance fees totaling $12,000.

(19)
On February 28, 2007, Mr. Laukien was awarded an option to purchase 6,000 shares of common stock for his service as a director. The grant date fair value of such award was $40,320. Also included is an option to purchase 6,000 shares of common stock earned by Mr. Laukien for his service in 2006 as a director and authorized by the Compensation Committee on January 5, 2006. The grant date fair value of the option awarded to Mr. Laukien on January 5, 2006 was $19,980. Due to administrative error the grant was never fully documented. As a result, a new grant was made to Mr. Laukien in January 2007. As of December 31, 2007, Mr. Laukien held options to purchase 15,060 shares of common stock, of which options to purchase 3,020 shares are vested. Options granted on January 24, 2007 to purchase 9,060 shares vest ratably on each of January 24, 2007, January 24, 2008 and January 24, 2009. Options granted on February 28, 2007 to purchase 6,000 shares vest ratably on each of February 28, 2008, February 28, 2009, and February 28, 2010.

(20)
Includes a $26,000 annual cash retainer, board meeting attendance fees totaling $13,500, a $13,000 retainer as Chair of the Compensation Committee and a $100,000 fee for Dr. Linton's service as Chair of the temporary special committee formed to represent the interests of the stockholders of Bruker BioSciences unaffiliated with the Bruker BioSpin Group Shareholders in connection with the potential combination with the Bruker BioSpin Group.

(21)
As of December 31, 2007, Dr. Linton held options to purchase 20,250 shares of common stock, all of which are vested.

(22)
Mr. Packer joined the board of directors on May 16, 2007. This amount includes a $16,286 cash retainer, board meeting attendance fees totaling $4,500, and a $11,274 retainer as a member of the Audit Committee.

(23)
Includes a $26,000 annual cash retainer and board meeting attendance fees totaling $13,500.

(24)
As of December 31, 2007, Mr. Stein held options to purchase 7,750 shares of common stock, all of which are vested. In addition, in May 2003 in connection with Mr. Stein's service as a board member, he was granted an option to purchase 2,500 shares of common stock, which options are fully vested and held by Nixon Peabody LLP.

(25)
Includes a $26,000 annual cash retainer and board meeting attendance fees totaling $13,500.

(26)
On February 28, 2007, Mr. Wangler was awarded an option to purchase 6,000 shares of common stock for his service as a director. The grant date fair value of such award was $40,320. As of December 31, 2007, Mr. Wangler held options to purchase 32,250 shares of common stock, of which options to purchase 22,230 shares are vested. Options granted on January 5, 2006 to purchase 6,000 shares vest ratably on each of January 5, 2007, January 5, 2008 and January 5, 2009. Options granted on February 28, 2007 to purchase 6,000 shares vest ratably on each of February 28, 2008, February 28, 2009, and February 28, 2010.

Components of Director Compensation

        Cash components for the service of non-employee directors during 2007 was paid according to the following schedule:

Annual Retainer:
Board Service	$26,000
Audit Committee Service	$18,000
Audit Committee Chair	$10,000
Compensation Committee Service	$8,000
Compensation Committee Chair	$5,000
Attendance Fees per Board meeting:	$1,500

        During 2007, William Linton, Collin D'Silva and Richard Kniss served as members of a temporary special committee of the board of directors established in August 2007 to represent the interests of the stockholders of the Company unaffiliated with the Laukien family in connection with the potential combination with the Bruker BioSpin Group. Under the terms of the Compensation and Indemnification Agreement entered into on December 3, 2007 by the members of the special committee and the Company, the Chair of the special committee, William Linton, received a $100,000 fee for his services as Chair of the special committee, and each of the remaining members of the special committee received an $80,000 fee for their services on the special committee.

        On February 28, 2007, the Company granted each non-employee director, other than Mr. Stein, either an option to purchase 6,000 shares of common stock or 2,000 shares of restricted common stock. Based on differences in the tax treatment of awards of options and common stock, directors who are United States citizens are awarded shares of restricted stock, while directors who are not United States citizens receive grants in the form of options. The option and restricted stock grants vest in equal annual installments over three years on the anniversary of the grant date, beginning on February 28, 2008. Such share-based awards are made annually to non-employee directors as a component of their compensation. Additionally, on August 1, 2007, the Compensation Committee authorized equity grants to the three directors newly elected to the board at our 2007 Annual Meeting. The newly elected directors received either a grant of 1,000 shares of common stock or an option to purchase 3,000 shares of common stock.

        On January 7, 2008, annual equity awards were granted to all non-employee directors able to hold such awards in their own name. Each such director was granted an option to purchase 6,000 shares of common stock. The 2008 option grants vest in equal annual installments over three years on the anniversary of the grant date, beginning on January 7, 2009.

DIRECTOR NOMINATIONS

        The Company does not have a nominating committee, based on a board determination that full board participation in the nominations process would foster improved corporate governance. On March 3, 2004, the Company adopted a policy by board resolution governing the nomination of directors, according to which the full board of directors approves all nominees for board membership. In some cases, one or more board members may screen potential nominees before presenting them to the full board for consideration. In all cases, a majority of the Company's independent directors must approve the nominees. The qualifications of recommended candidates will be reviewed by at least a majority of the independent directors of the Company, as well as the full board of directors. Stockholders may recommend director candidates for inclusion by the board of directors in the slate of nominees which the board recommends to stockholders for election as described below.

        The process followed by the board and independent directors to identify and evaluate potential candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by independent directors and the board. The independent directors and the board are authorized to retain advisers and consultants and to compensate them for their services. The independent directors and the board did not retain any such advisers or consultants for this purpose during fiscal year 2007.

        In considering whether to recommend any candidate for inclusion in the board's slate of recommended director nominees, the board and the independent directors apply the criteria which are set forth in a resolution of the board approved and adopted on March 3, 2004.

        These criteria include, but are not limited to, the following:

  •
  experience in aspects of business or technology relevant to the Company's business;

  •
  sufficient time available to devote to the affairs of the Company;

  •
  character and integrity;

  •
  ability to represent the best interests of stockholders as a whole rather than special interest groups;

  •
  willingness to participate actively as a board member; and

  •
  communication, decision-making and interpersonal skills.

        The board and the independent directors may also consider the following for some of the director nominees:

  •
  experience serving as a director of a public company;

  •
  familiarity with corporate governance issues;

  •
  independence, as determined in accordance with SEC rules and regulations and NASDAQ listing standards;

  •
  experience in running a comparable company or division of a comparable company;

  •
  insight into the Company, its strategy, business model, operations, and financials;

  •
  knowledge of industry trends and markets; and

  •
  qualification as an "audit committee financial expert" to serve on the Audit Committee in accordance with SEC and NASDAQ definitions.

        The board and the independent directors do not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities.

        Although the Company does not have a specific policy with respect to the nomination of directors by stockholders, the Company will consider nominations made by stockholders. The Company believes that it is not necessary to have a policy for director nominations by stockholders because the board of directors, including the independent directors, is able to effectively locate and evaluate potential candidates for nomination to the board of directors due to the directors' intimate knowledge of the Company and the life science industry. However, stockholders may communicate directly with the board of directors by written communication submitted to Richard M. Stein at the address set forth below under "Stockholder Communications." Mr. Stein shall be primarily responsible for monitoring the communications and providing summaries or copies of such communications to the board of directors as he deems appropriate, and, as described below, will submit communications to the board of directors relating to corporate governance matters and long-term corporate strategy. Stockholders may use this process to suggest potential nominations to the board of directors. Such suggested nominations shall be forwarded to the board of directors and the proposed candidates shall be evaluated using substantially the same process and applying the same criteria as used and applied in evaluating candidates submitted by board members. Nominations must be received by the Company within the timeframe set forth below under "Time for Submission of Stockholder Proposals."

        At the 2008 Annual Meeting, stockholders will be asked to consider the election of Stephen W. Fesik and the re-election of Collin J. D'Silva, Dirk D. Laukien, Richard M. Stein and Bernhard Wangler, all of whom are standing for election following a recommendation for nomination by the full board of directors, including the approval of a majority of the Company's independent directors. Stephen W. Fesik was initially recommended by our Chief Executive Officer, was interviewed by various independent directors and was unanimously approved by our independent directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding beneficial ownership of the common stock as of March 31, 2008 (i) by each person who is known by the Company to own beneficially more than 5% of the common stock, (ii) by each of our directors, (iii) by each named executive officer of the Company, as defined in "Summary of Executive Compensation," and (iv) by all directors and executive officers who served as directors or named executive officers as of March 31, 2008 as a group. Unless otherwise noted, the address of each beneficial owner is c/o Bruker Corporation, 40 Manning Road, Billerica, Massachusetts 01821.

Beneficial Owners	Amount and Nature of Beneficial Ownership(1)	Percent of Class(1)
Named executive Officers, Directors and Director Nominees
Frank H. Laukien(2)	36,154,445	22.1%
William J. Knight(3)	133,350	*
Dirk D. Laukien(4)	22,266,147	13.6%
Brian P. Monahan(5)	12,750	*
Joerg C. Laukien(6) Markgrafenstrasse 34 76530 Baden-Baden Germany	20,379,930	12.5%
Brenda J. Furlong(7) 19 Ocean Street Manchester-by-the-Sea, MA 01944	1,000	*
Collin J. D'Silva(8) 2002 Oak Circle Yountville, CA 94599	24,250	*
William A. Linton(9) c/o Promega Corporation 2800 Woods Hollow Road Madison, Wisconsin 53711	24,250	*
Richard M. Stein(10) c/o Nixon Peabody LLP 100 Summer Street Boston, Massachusetts 02110	13,599	*

Bernhard Wangler(11) Kriegsstr. 133 76135 Karlsruhe, Germany	26,190	*
Richard Kniss(12) 1985 Cowper Street Palo Alto, California 94301	48,776	*
Wolf-Dieter Emmerich R. Harbigstrasse 22 D-95100 Selb Germany	—	*
Richard A. Packer(13) 9 Kendall Drive Westborough, MA 01581	4,000	*
Daniel S. Dross(14) 4433 McFarlin Boulevard Dallas, Texas 75205	17,150	*
Tony W. Keller(15)	13,340	*
Stephen W. Fesik	—	*
All executive officers and directors as a group (16 persons)	79,119,177	48.4%
5% Beneficial Owners
Isolde Laukien-Kleiner Silberstreifen 8 D-76287 Rheinstetten Germany	17,160,160	10.5%
Marc M. Laukien 809 Harbour Isles Court N. Palm Beach, Florida 33410	16,606,348	10.2%

*
Less than one percent

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable, or become exercisable within 60 days from the date hereof, are deemed outstanding. However, such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(2)
Includes options to purchase 100,000 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof and 19,950 shares of restricted common stock. Also includes 2,116,309 shares owned by Robyn Laukien as to which Frank Laukien has voting power.

(3)
Includes options to purchase shares 75,000 of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof and 5,010 shares of restricted common stock.

(4)
Includes 41,293 shares of common stock held by the Dirk D. Laukien Trust for Leah Laukien, dated June 1, 2000 and 400,000 shares of restricted common stock.

(5)
Includes options to purchase 7,750 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof and 3,000 shares of restricted common stock.

(6)
Includes options to purchase 8,020 shares of common stock that are currently exercisable, or become exercisable, within 60 days of the date hereof.

(7)
Includes 1,000 shares of restricted common stock.

(8)
Includes options to purchase 20,250 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof and 2,020 shares of restricted common stock.

(9)
Includes options to purchase 20,250 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof and 2,020 shares of restricted common stock.

(10)
Includes options to purchase 10,250 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof, of which options to purchase 2,500 shares of common stock are held by Nixon Peabody LLP, the law firm at which Mr. Stein is a partner.

(11)
Includes options to purchase 26,190 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof.

(12)
Includes options to purchase 25,750 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof and 2,020 shares of restricted stock.

(13)
Includes 1,000 shares of restricted common stock.

(14)
Includes options to purchase 13,150 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof and 2,020 shares of restricted common stock.

(15)
Includes options to purchase 11,450 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof.

EXECUTIVE OFFICERS

        As of March 31, 2008, our executive officers are as follows:

Name	Age	Position
Frank H. Laukien, Ph.D.	48	President, CEO, Chairman
William J. Knight	58	Chief Financial Officer, Treasurer
Dirk D. Laukien, Ph.D.	43	Senior Vice President
Brian P. Monahan	36	Corporate Controller

        Our executive officers are elected by the board of directors and serve until their successors have been duly elected and qualified. Set forth below is the biographical information for our non-director executive officers. For biographical information related to Drs. Frank H. Laukien and Dirk D. Laukien, who each serve as both an executive officer and a director of the Company, please see "Certain Information Regarding Directors and Nominees" above.

        William J. Knight.    Mr. Knight joined the Company as the Chief Financial Officer and Treasurer in October 2004. Before joining the Company, Mr. Knight served as Chief Financial Officer of Anika Therapeutics, Inc., a provider of therapeutic products, from 2002 to 2004. He also served as Chief Financial Officer of Zycos, Inc., a developer of DNA-based therapeutic products, from 2000 to 2002, and as Chief Financial Officer of NMT Medical, Inc., a provider of cardiovascular and neurological medical devices, from 1998 to 2000. Mr. Knight is a Certified Public Accountant. He holds a B.B.A in Accounting from the University of Wisconsin.

        Brian P. Monahan.    Mr. Monahan has been the Corporate Controller of the Company since April 2004. From July 2004 through January 2005, Mr. Monahan served as the Assistant Vice President of Finance for Bruker Daltonics. In January 2005 Mr. Monahan was named the Vice President of Finance for Bruker Daltonics, and in November 2006, he was named Executive Vice President of Bruker

Daltonics. Before joining the Company, Mr. Monahan served as the Manager of Accounting and Financial Reporting at Fisher Scientific International, Inc., a provider of products and services to the scientific research and clinical laboratory markets, from December 2002 through April 2004 and as an audit manager for PricewaterhouseCoopers LLP where he was employed from July 1999 through December 2002. Mr. Monahan is a Certified Public Accountant and holds a B.S. in Accounting from the University of Massachusetts.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

        Our company's executive compensation program is administered by the Compensation Committee of the board of directors. Pursuant to the authority delegated by the board of directors, the Compensation Committee oversees our company's stock option plan, determines the chief executive officer's salary, bonus, and equity-based compensation, oversees the executive compensation program for our other executive officers, including reviewing and approving the overall values and forms of compensation for the executive officers listed in the 2007 Summary Compensation Table below (the "Named Executive Officers") as well as for other officers of our company, reviews general policy matters relating to compensation and employee benefits and makes recommendations concerning these matters to the board of directors.

Executive Compensation Philosophy

        Our key objectives in structuring and determining executive compensation are to:

  •
  attract and retain qualified executive officers;

  •
  motivate existing officers to perform;

  •
  reward outstanding corporate performance;

  •
  align compensation with Bruker Corporation annual and long-term performance goals;

  •
  enhance our profitability; and

  •
  maximize stockholder value.

        Our company achieves these objectives through a compensation philosophy that seeks to align compensation with our strategic objectives and reward our Named Executive Officers for meeting certain performance goals. Executive compensation is based in part on a pay-for-performance philosophy, which emphasizes both company and individual performance measures that correlate closely with the achievement of both short and long term performance objectives. To motivate our Named Executive Officers, we focus on cash compensation in the form of salary and bonus, a portion of which is tied to the individual's performance, and we augment this cash compensation annually with equity grants. In structuring executive compensation, the Compensation Committee focuses on our goal of long-term enhancement of stockholder value through grants of equity incentive awards with extended vesting schedules.

Components of Executive Compensation

        Compensation is comprised of cash compensation in the form of annual base salary and annual incentive bonus awards, as well as long-term incentive compensation in the form of stock option and restricted stock grants.

        The Compensation Committee considers cash compensation data derived from an independent source, Salary.com's CompAnalyst Executive, for a peer group of publicly-traded companies. We selected companies that we consider to be in same or similar industries, broadly similar in revenues and market capitalization, or similar in growth and performance potential. Our management provides input on the peer group, but the Compensation Committee has the final determination of the group. The companies that are included in the peer group are reviewed annually by management and the Compensation Committee and can change from year to year as market conditions warrant. The peer group used by the Compensation Committee for evaluating annual base salary and annual incentive bonus awards is currently comprised of the following:

Affymetrix Inc.	PerkinElmer, Inc.
Agilent Technologies, Inc.	Sequenom, Inc.
Caliper Life Sciences, Inc.	Thermo Fisher Scientific, Inc.
Dionex Corporation	Varian, Inc.
Keithley Instruments Inc.	Waters Corporation

        The following tables compare the Company to the selected peer group for certain key metrics. The Compensation Committee considers these quantitative factors, in addition to certain qualitative factors, in assessing the appropriateness of these companies for compensation comparison purposes.

Market Capitalization as of January 1, 2007
(in billions)

Thermo Fisher Scientific, Inc.	$19.2
Agilent Technologies, Inc.	14.2
Waters Corporation	5.0
PerkinElmer, Inc.	2.7
Affymetrix, Inc.	1.6
Varian, Inc.	1.4
Dionex Corporation	1.1
Bruker Corporation	0.8
Caliper Life Sciences, Inc.	0.3
Keithley Instruments Inc.	0.2
Sequenom, Inc.	0.2

Revenues for the Most Recently Completed Fiscal Year
(in millions)

Thermo Fisher Scientific, Inc.(2)	$9,746
Agilent Technologies, Inc.(4)	5,420
PerkinElmer, Inc.(3)	1,787
Waters Corporation(2)	1,473
Varian, Inc.(6)	921
Bruker Corporation(1)	548
Affymetrix Inc.(2)	371
Dionex Corporation(7)	327
Keithley Instruments Inc.(5)	144
Caliper Life Sciences, Inc.(2)	141
Sequenom, Inc.(2)	41

    (1)
    The results of Bruker Corporation do not include the results of the Bruker BioSpin Group, which was acquired on February 26, 2008, but only the standalone Bruker Corporation, as it legally existed on December 31, 2007.

    (2)
    Revenues for the year ended December 31, 2007.

    (3)
    Revenues for the year ended December 30, 2007.

    (4)
    Revenues for the year ended October 31, 2007.

    (5)
    Revenues for the year ended September 30, 2007.

    (6)
    Revenues for the year ended September 28, 2007.

    (7)
    Revenues for the year ended June 30, 2007.

Growth Rate for the Most Recently Completed Three Year Period

Thermo Fisher Scientific, Inc.	64%
Sequenom, Inc.	22
Caliper Life Sciences, Inc.	21
Bruker Corporation	15
Waters Corporation	10
Dionex Corporation	8
PerkinElmer, Inc.	8
Varian, Inc.	8
Affymetrix Inc.	2
Agilent Technologies, Inc.	2
Keithley Instruments Inc.	1

Net Income as a Percentage of Revenue for the Most Recently Completed Fiscal Year

Waters Corporation(2)	18%
Dionex Corporation(7)	14
Agilent Technologies, Inc.(4)	12
Thermo Fisher Scientific, Inc.(2)	8
PerkinElmer, Inc.(3)	7
Varian, Inc.(6)	7
Bruker Corporation(1)	6
Affymetrix Inc.(2)	3
Keithley Instruments Inc.(5)	—
Caliper Life Sciences, Inc.(2)	(17)
Sequenom, Inc.(2)	(54)

    (1)
    The results of Bruker Corporation do not include the results of the Bruker BioSpin Group, which was acquired on February 26, 2008, but only the standalone Bruker Corporation, as it legally existed on December 31, 2007.

    (2)
    Revenues for the year ended December 31, 2007.

    (3)
    Revenues for the year ended December 30, 2007.

    (4)
    Revenues for the year ended October 31, 2007.

    (5)
    Revenues for the year ended September 30, 2007.

    (6)
    Revenues for the year ended September 28, 2007.

    (7)
    Revenues for the year ended June 30, 2007.

        Given our size and financial performance relative to the peer group, the Compensation Committee typically sets salary and target bonus compensation at a level not to exceed the median of the peer group.

        Annual Base Salary.    Base salaries are determined based on a variety of factors, including officers' levels of responsibility, experience and potential, and a comparison of salaries paid to peers within the Company and to those with similar roles at other companies. Base salaries are set at levels that the Compensation Committee believes will allow our Company to attract and retain qualified managers who will enable our company to deliver on its business goals.

        Base salaries are reviewed annually and may be adjusted after considering the various factors described above. The Chief Executive Officer makes recommendations to the Compensation Committee for base salaries for the Chief Financial Officer and the Senior Vice President. When setting the base salaries of these executive officers, the Compensation Committee, while considering the recommendations of the Chief Executive Officer, makes the final determination based on the factors listed above and the executive officer's performance during the previous year. The Compensation Committee also evaluates the performance of and sets the salary for the Chief Executive Officer.

        Annual Cash Incentive Awards.    Annual incentive awards in the form of performance-based cash bonuses for the Chief Executive Officer and our other executive officers are based upon management's success in meeting our financial and strategic goals. Typically, specific criteria for these bonuses have been determined based on a combination of qualitative and quantitative measures, the details of which are established each year. The specific individual goals vary for each executive based on his responsibilities and role within our company and may include financial or strategic measures, including, among others, revenue growth, gross profit margin improvement, meeting earnings per share targets, identifying and developing new product and market opportunities and other strategic initiatives. The goals are intended to reward performance which results in our company meeting or exceeding its financial goals. These cash incentive bonus awards reflect both the individual's performance compared with his performance goals for the year and the overall performance of our company.

        Performance ranges are established for each goal. The range of the performance goals and associated cash incentive opportunities are expressed in the form of a threshold, representing the minimum criteria for earning a bonus payment, and a target, representing the level at which 100% of the bonus would be earned. In order to provide additional motivation to the executive officers, and to reward outstanding corporate performance, the Compensation Committee does not set a maximum amount that can be earned in the event that the executive officers exceed their targets in the performance- based incentive plans. The Compensation Committee may, in their discretion, award cash incentive bonuses above the target level in the event individual or firm performance exceeds targeted levels.

        The Chief Executive Officer is responsible for making recommendations to the Compensation Committee for our company-wide performance goals and the bonus goals and weightings for the Chief Financial Officer and the Senior Vice President. The Chief Executive Officer is also responsible for developing and providing a proposal to the Compensation Committee for his own bonus plan and target levels. The Compensation Committee reviews the recommendations of the Chief Executive Officer and determines the final bonus structure and goals for each of these executive officers, including threshold and target bonus levels. After the close of the fiscal year, the Chief Executive Officer provides the Committee with his assessment of the performance of the Chief Financial Officer and the Senior Vice President against their respective bonus goals and proposed bonus payout. When determining the bonus payout for the executive officers, the Compensation Committee, while considering the recommendations of the Chief Executive Officer, makes the final determination based on the executive officer's performance, and that of the department which he led during the year relative to the performance-based goals. The determination of the bonus earned is generally made within the first two months after the end of the fiscal year, allowing time to assess the achievement of the bonus goals. On occasion, additional bonuses in excess of those calculated to have been earned have been given by the Compensation Committee in recognition of exceptional performance. The Chief Financial Officer recommends performance and bonus goals for the Corporate Controller, including their respective weightings, and is responsible for making a recommendation to the Compensation Committee regarding the compensation of the Corporate Controller based on his assessment of the Corporate Controller's performance against these goals.

        As a specific set of performance goals and bonus targets for the Chief Executive Officer and Senior Vice President were not established for fiscal 2007, 2007 bonus awards to these executive officers were made at the discretion of the Compensation Committee based upon its review of our company's 2007 performance. For the Chief Financial Officer and Corporate Controller, the specific performance goals established by the Compensation Committee for 2007 are described under the heading "Other Named Executive Officer Compensation" on pages 22, 23 and 24 of this proxy statement. Annual incentive awards are typically determined in the first quarter following the close of the fiscal year. The level of awards for fiscal 2007 was determined by the Compensation Committee in March 2008. For 2007, 70% of the bonus potential for the Chief Financial Officer was based on the achievement of company-wide goals and 30% of the bonus potential was based on the achievement of individual goals. For 2007, 60% of the bonus potential for the Corporate Controller was based on the achievement of company-wide goals and 40% of the bonus potential was based on the achievement of individual goals.

        Long-Term Incentives.    Equity incentive compensation in the form of stock options and restricted stock is designed to provide long-term incentives to executive officers and other employees, to encourage the executive officers and other employees to remain with us and to enable recipients to develop and maintain a long-term stock ownership position in the common stock, which in turn motivates the recipient to focus on long-term enhancement in stockholder value. Our Amended and Restated 2000 Stock Option Plan, administered by the Compensation Committee, is the vehicle for the granting of stock options and restricted stock. Prior to 2005, incentive stock options and non-qualified stock options were the only form of equity compensation granted. The Board and the Compensation Committee selected this form of equity compensation because it aligned the interests of employees to those of the stockholders and also because of accounting and tax treatments of such awards. Beginning in 2006, the accounting treatment for stock options changed as a result of Statement of Financial Accounting Standards No. 123(R) and, in 2006, the Compensation Committee began granting U.S. employees shares of restricted stock as well as options. Company management evaluates the efficacy of our long-term incentive compensation on an ongoing basis, and may from time to time provide input and recommendations to the Compensation Committee with regard to the optimal form and extent of equity incentives to be granted to employees, including the Named Executive Officers. In 2007, the Company awarded stock options to certain of its employees and executive officers as long-term incentive compensation.

        While generally granted on an annual basis, all options and restricted stock grants are discretionary and may be granted by the Compensation Committee at any time. Our company does not embrace performance-vesting, meaning that individual vesting is not based upon the achievement of any specific goals or objectives. The Compensation Committee does, however, consider the individual and company's performance in determining the total and individual equity awards. The Compensation Committee has determined that equity compensation awards to executives and all other employees should be based upon the economic value of the grant award and should be considered part of the overall compensation package. In making specific grants to executives, the Compensation Committee evaluates each executive officer's total equity compensation package. The Compensation Committee generally reviews the option and restricted stock holdings of each of the executive officers, including vesting and exercise price and the then current value of such options or restricted stock. We consider equity compensation to be an integral part of a competitive executive compensation package, a way to reinforce the individual's commitment to the Company and an important mechanism to align the interests of management with those of our stockholders. Annual grants are generally made in the first quarter of each year.

Chief Executive Officer Compensation

        In accordance with our pay-for-performance philosophy and to align the interests of the Chief Executive Officer with our shareholders, approximately 50% of the Chief Executive Officer's compensation is at risk through short-term and long-term incentive programs. This at-risk component includes the annual cash and long-term equity incentive awards which are within the discretion of the Compensation Committee.

        Annual Base Salary.    Dr. Frank Laukien's base salary, which is subject to annual review and increase by the Compensation Committee, was $306,000 for the year ended December 31, 2007, a 4.0% increase compared to a base salary of $295,000 for the year ended December 31, 2006. Consistent with our pay-for-performance philosophy, Frank Laukien's base salaries for 2007 and 2006 were below the median of the defined peer group. The Compensation Committee has determined Frank Laukien's base salary for 2008 to be $425,000, reflecting the increased responsibilities he will have due to the acquisition of the Bruker BioSpin Group. While this is a 39% increase compared to a base salary of $306,000 for the year ended December 31, 2007, this base salary is still below the median salary of Chief Executive Officers within the defined peer group.

        Annual Cash Incentive Award.    The amount of Frank Laukien's bonus is determined annually by the Compensation Committee. As a specific set of performance goals and bonus threshold and target levels for the Chief Executive Officer were not established for fiscal 2007, Frank Laukien's 2007 bonus award was made at the discretion of the Compensation Committee in connection with its review of our company's 2007 performance. Frank Laukien's bonus for the fiscal year ended December 31, 2007 was determined by the Compensation Committee to be $200,000 based upon his outstanding performance, particularly in connection with the acquisition of the Bruker BioSpin Group. Frank Laukien's target bonus pool was $150,000 for 2006. The formula for determining the amount of Frank Laukien's bonus for 2006 included a mix of quantitative factors, which represented 70% of his bonus potential, and qualitative factors, which represented 30% of his bonus potential. Quantitative factors primarily included revenue growth, gross profit margin improvement, achieving an increase in earnings per share and reducing the working capital ratio. Qualitative factors included, among other things, developing the senior management teams of the Company, Bruker AXS and Bruker Daltonics, implementing a formal review process for our senior management, identifying and developing new market and new product opportunities, and developing and implementing a three-year strategic plan for the Company. Frank Laukien's bonus for the fiscal year ended December 31, 2006 was determined by the Compensation Committee to be $250,000, including 100% of the $150,000 target amount based on Frank Laukien's achievement of target objectives, and an additional $100,000 for outstanding performance in excess of plan. The Compensation Committee has determined Frank Laukien's target bonus pool to be $550,000 for 2008. The Compensation Committee is still reviewing the respective weighting of the quantitative and qualitative factors used to determine bonus compensation and what these factors will be. The Compensation Committee set Frank Laukien's bonus threshold at 80% for 2008, meaning that Frank Laukien will not be awarded a cash incentive bonus for 2008 if the Compensation Committee determines that he does not achieve at least 80% of his performance goals.

        Long-Term Incentives.    During 2007 and 2006, Frank Laukien was granted options to purchase 100,000 shares of our common stock and 33,250 shares of our restricted common stock, respectively, under the Amended and Restated 2000 Stock Option Plan. The options granted to Frank Laukien on August 1, 2007 vest annually over four years and are exercisable upon vesting at $8.75 per share, which is equal to 110% of the closing market price of our common stock on the date of the grant. The shares granted in 2006 to Frank Laukien vest annually over five years, with twenty percent vesting each year on the anniversary of the grant. Through his ownership of our common stock and options to purchase common stock, Frank Laukien's pecuniary interests are closely aligned with those of our stockholders.

Other Named Executive Officer Compensation

        In determining base salaries and annual cash incentive award targets for calendar year 2007, the Compensation Committee made subjective judgments of each named officer's position, experience, responsibilities and performance. In addition, the Compensation Committee considered the median base salary and cash incentive award of the defined peer group. As a result of this analysis, the Compensation Committee set annual base salaries and cash incentive targets for each named officer at a level not to exceed the median of the peer group. Executive officers have the opportunity to receive total compensation awards exceeding the target levels by delivering outstanding performance in excess of the goals set forth in their individual bonus plans.

William J. Knight

        Mr. Knight's base salary for 2007 was $260,000, a 4.0% increase over his base salary of $250,000 in 2006. Mr. Knight's 2007 bonus target was set at $85,000, a 42% increase over the 2006 bonus target of $60,000. In keeping with our emphasis on the incentive components of executive officer compensation, Mr. Knight's base salaries for 2007 and 2006 were established at levels below the median salaries of Chief Financial Officers of our peer group. The formula for determining the amount of Mr. Knight's bonus is set annually by the Compensation Committee and each year his performance and the Company's performance are measured against pre-established goals. The formula for determining the amount of Mr. Knight's bonus for the fiscal year ended December 31, 2007 is based on a mix of quantitative factors, which represent 70% of his bonus potential, and qualitative factors, which represent 30% of his bonus potential. Quantitative goals to be considered include achieving targeted revenue growth of 12.9% over 2006, improving year-over-year gross profit margin by 1.0%, achieving targeted earnings per share, before acquisition-related charges, of $0.30, and reducing the working capital ratio by 10% year-over-year. Qualitative factors to be considered primarily include continued development of the global financial organization, including the treasury and reporting functions, and completion of a comprehensive performance management process for all key global financial management employees. The Compensation Committee set Mr. Knight's 2007 bonus threshold at 60%, meaning that Mr. Knight would not be awarded a cash incentive bonus if the Compensation Committee determined that he did not achieve at least 60% of his performance goals.

        Mr. Knight's annual cash incentive award for the fiscal year ended December 31, 2007 has been determined by the Compensation Committee to be $85,000 based upon performance. 2007 revenue growth and earnings per share significantly exceeded target levels, offsetting below-target performance with respect to in gross profit margin improvement and working capital reduction. Mr. Knight fully achieved all qualitative goals established for 2007. In addition, the Compensation Committee awarded Mr. Knight an additional bonus of $50,000 based upon his work in connection with our new credit arrangement and the acquisition of the Bruker BioSpin Group. In the first quarter of 2007, Mr. Knight received a discretionary bonus of $10,000 for his work in connection with completion of the follow-on offering of our common stock that closed on February 12, 2007. In 2006, the Compensation Committee awarded Mr. Knight a bonus of $100,000, including 100% of the $60,000 target amount based on Mr. Knight's achievement of target objectives, and an additional $40,000 for outstanding performance in excess of plan.

        During 2007 and 2006, Mr. Knight was granted options to purchase 50,000 shares of our common stock and 8,350 shares of restricted common stock, respectively, under the Amended and Restated 2000 Stock Option Plan. The options granted to Mr. Knight in August 2007 and the shares granted to

Mr. Knight in 2006 vest annually over five years, with twenty percent vesting each year on the anniversary of each of the grants.

        The Compensation Committee has determined Mr. Knight's base salary for 2008 to be $320,000, reflecting the increased responsibilities he will have due to the acquisition of Bruker BioSpin Group. While this is a 23% increase compared to a base salary of $260,000 for the year ended December 31, 2007, this base salary is still below the median salary of Chief Financial Officers within the defined peer group. The Compensation Committee has determined Mr. Knight's target bonus pool to be $140,000 for 2008. The Compensation Committee is still reviewing the respective weighting of the quantitative and qualitative factors used to determine bonus compensation and what these factors will be. The Compensation Committee set Mr. Knight's bonus threshold at 80% for 2008, meaning that Mr. Knight will not be awarded a cash incentive bonus for 2008 if the Compensation Committee determines that he did not achieve at least 80% of his performance goals.

Dirk D. Laukien

        Dr. Dirk Laukien's base salary for 2007 was $260,000, a 4.0% increase over his 2006 base salary. Dirk Laukien's base salaries for 2007 and 2006 were below median salaries of executive officers with similar responsibilities within our peer group. A specific set of performance goals and bonus target for Dirk Laukien were not recommended by the Chief Executive Officer or established by the Compensation Committee for fiscal 2007. The Compensation Committee has, under its discretionary authority, awarded Dirk Laukien a 2007 cash incentive bonus upon its review of our company's 2007 performance. Dirk Laukien's bonus for the fiscal year ended December 31, 2007 was determined by the Compensation Committee to be $190,000 based upon his outstanding performance, particularly in connection with the acquisition of the Bruker BioSpin Group. Dirk Laukien joined the Company as its Senior Vice President in July 2006, in connection with the acquisition of our Bruker Optics subsidiary. In 2006, Dirk Laukien received a $2.5 million one-time success fee payment from Bruker Optics immediately prior to the closing of our acquisition of Bruker Optics.

        Also in connection with the acquisition of Bruker Optics in 2006, Dirk Laukien was awarded 500,000 shares of restricted common stock under the Amended and Restated 2000 Stock Option Plan. The shares granted to Dirk Laukien vest annually over five years, with twenty percent vesting each year on the anniversary of the grant. Dirk Laukien was not granted additional equity incentive compensation in 2007 as the Compensation Committee determined that the 2006 grant provided sufficient incentive compensation for the period through December 31, 2007.

        The Compensation Committee has determined Dirk Laukien's base salary for 2008 to be $300,000, reflecting the increased responsibilities he will have due to the acquisition of the Bruker BioSpin Group. While this is a 13% increase compared to a base salary of $260,000 for the year ended December 31, 2007, this base salary is still below the median salary of executives with comparable responsibilities within the defined peer group. The Compensation Committee has determined Dirk Laukien's target bonus pool to be $140,000 for 2008. The Compensation Committee is still reviewing the respective weighting of the quantitative and qualitative factors used to determine bonus compensation and what these factors will be. The Compensation Committee set Dirk Laukien's bonus threshold at 80% for 2008, meaning that Dirk Laukien will not be awarded a cash incentive bonus for 2008 if the Compensation Committee determines that he did not achieve at least 80% of his performance goals.

Brian P. Monahan

        Mr. Monahan's base salary for 2007 was $180,000, a 9.1% increase over his 2006 base salary of $165,000. Mr. Monahan's bonus target for 2007 was set at $60,000, a 71% increase over the 2006 bonus target of $35,000. In recommending the increase in Mr. Monahan's base salary and bonus target, the

Chief Financial Officer reviewed salaries and bonuses paid to executives in our peer group as well as comparable positions at our U.S. subsidiaries and affiliates. The increase in Mr. Monahan's salary and potential bonus also reflects his promotion to Executive Vice President of Bruker Daltonics in 2006. Mr. Monahan's base salaries for 2007 and 2006 were set at levels below the median salary of controllers within our peer group in order to place greater emphasis on performance-based incentive compensation. To determine the amount of Mr. Monahan's annual incentive bonus award, Mr. Monahan's performance and the performance of the Company are measured against pre-established goals. The formula for determining the amount of Mr. Monahan's bonus for the fiscal year ended December 31, 2007 is based on a mix of quantitative factors, which represent 70% of his bonus potential, and qualitative factors, which represent 30% of his bonus potential. Quantitative factors to be considered include achieving targeted revenue growth of 12.9% over 2006, improving year-over-year gross profit margin by 1.0%, achieving targeted earnings per share, before acquisition-related charges, of $0.30, and reducing the working capital ratio by 10% year-over-year. Qualitative factors to be considered include the successful implementation of a consolidation tool with the objectives of reducing the Company's financial closing cycle and improving management reporting, assisting the Chief Financial Officer with the development of a written strategy for the treasury function to be implemented in 2008, and assisting the company tax director with the development of a written strategy for tax planning to be implemented in fiscal 2008. The Compensation Committee set Mr. Monahan's 2007 bonus threshold at 60%, meaning that Mr. Monahan would not be awarded a cash incentive bonus for 2007 if the Compensation Committee determined that he did not achieve at least 60% of his performance goals. The Chief Financial Officer made a 2007 bonus award recommendation of $45,000 for Mr. Monahan based on Company and individual performance, and this recommendation has been accepted by the Compensation Committee. In addition, Mr. Monahan received a bonus of $20,000 during the first quarter of 2008 for his work in connection with the acquisition of the Bruker BioSpin Group.

        Mr. Monahan's bonus for the fiscal year ended December 31, 2006 was determined by the Chief Financial Officer to be $41,472, including 100% of the $35,000 target amount based on Mr. Monahan's achievement of target objectives, and an additional $6,472 for outstanding performance in excess of plan. In the first quarter of 2007, Mr. Monahan received a discretionary bonus of $8,000 for his work in connection with the successful completion of the follow-on offering of Bruker Corporation common stock that closed on February 12, 2007.

        During 2007 and 2006, Mr. Monahan was granted options to purchase 60,000 of our common stock and 5,000 shares of restricted common stock, respectively, under the Amended and Restated 2000 Stock Option Plan. The options granted in August 2007 and shares granted in 2006 vest annually over five years, with twenty percent vesting each year on the anniversary of each of the grants.

        The Compensation Committee has determined Mr. Monahan's base salary for 2008 to be $200,000, reflecting the increased responsibilities he will have due to the acquisition of the Bruker BioSpin Group. While this is an 11% increase compared to a base salary of $180,000 for the year ended December 31, 2007, this base salary is still below the median salary of corporate controllers within the defined peer group. The Chief Financial Officer has recommended and the Compensation Committee has approved that Mr. Monahan's target bonus pool be $60,000 for 2008. The Chief Financial Officer and the Compensation Committee are still reviewing the respective weighting of the quantitative and qualitative factors used to determine bonus compensation and what these factors will be. The Chief Financial Officer and the Compensation Committee set Mr. Monahan's bonus threshold at 80% for 2008, meaning that Mr. Monahan will not be awarded a cash incentive bonus for 2008 if the Compensation Committee determines that he did not achieve at least 80% of his performance goals.

Executive Benefits

        In 2007, our Named Executive Officers were eligible for the same level and offering of benefits made available to other employees, including our company's 401(k) plan and welfare benefit programs.

Employment Contracts, Termination of Employment and Change in Control Arrangements

        Although the Company does not currently have an employment agreement with any of its executive officers, it did issue a letter offering employment to William J. Knight, our Chief Financial Officer. Under the terms of the offer letter, Mr. Knight is entitled to a continuation of salary and benefits for a period of three months in the event his employment is terminated within twelve months of a sale of all or substantially all of our business to a third party. The offer letter also provides for anticipated annual grants of options to purchase 50,000 shares of our common stock, subject to the approval of the Compensation Committee.

        Under the terms of the awards of options and restricted common stock under the Amended and Restated 2000 Stock Option Plan, unvested amounts are forfeited if the grantee's employment or business relationship with our company is terminated for any reason, other than in the event of death or disability. The board of directors does, however, have the power and the right to accelerate vesting of any and all unvested amounts in the event of a change in control of Bruker Corporation.

Section 162(m) Limitations

        Section 162(m) of the U.S. Internal Revenue Code limits the tax deductibility by a corporation of compensation in excess of $1,000,000 paid to the Chief Executive Officer and any other of its four most highly compensated executive officers. However, compensation which qualifies as "performance-based" is excluded from the $1,000,000 limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by stockholders.

        The Compensation Committee does not presently expect total cash compensation payable for salaries to exceed the $1,000,000 limit for any individual executive. Having considered the requirements of Section 162(m), the Compensation Committee believes that stock option grants to date meet the requirement that such grants be "performance-based" and are, therefore, exempt from the limitations on deductibility. The Compensation Committee will continue to monitor the compensation levels potentially payable under our cash compensation programs, but intends to retain the flexibility necessary to provide total cash compensation in line with competitive practice, our compensation philosophy and our best interests.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, promulgated under the Securities Act of 1933, as amended. Based on such review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included this Proxy Statement on Schedule 14A.

        Submitted by the Compensation Committee of Bruker Corporation's Board of Directors.

                      William A. Linton, Chairman
                      Daniel S. Dross
                      Richard D. Kniss

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

        Messrs. Dross and Kniss and Dr. Linton serve as members of the Compensation Committee. Messrs. Dross and Kniss and Dr. Linton were not officers or employees of the Company or any of its subsidiaries during fiscal year 2007.

SUMMARY OF EXECUTIVE COMPENSATION

        The following table summarizes the compensation earned by the President, Chief Executive Officer and Chairman and the Company's other executive officers who earned salary and bonus in excess of $100,000 for the years ended December 31, 2007 and December 31, 2006 (the "Named Executive Officers") for services rendered during 2007 and 2006, respectively.

2007 Summary Compensation Table

Name and Principal Position	Year	Salary			Bonus			Stock Awards(1)		Option Awards(1)		All Other Compensation			Total
(a)	(b)	(c)			(d)			(e)		(f)		(g)			(j)
Frank H. Laukien Chairman, President and Chief Executive Officer	2007 2006	$ $	306,500 295,000		$ $	200,000 250,000		$ $	26,600 33,250	$ $	59,300 36,430	$ $	6,750 11,760	(2) (3)	$ $	599,150 626,440
William J. Knight Chief Financial Officer and Treasurer	2007 2006	$ $	260,000 250,000		$ $	145,000 100,000	(4)	$ $	6,680 8,350	$ $	98,400 79,139		$6,750 —	(5)	$ $	516,830 437,489
Dirk D. Laukien Senior Vice President, President of Bruker Optics	2007 2006	$ $	260,000 125,000	(7)		$190,000 —		$ $	476,100 264,500		— —	$ $	13,500 2,513,200	(6) (8)	$ $	936,600 2,902,700
Brian P. Monahan Corporate Controller, Executive Vice President of Bruker Daltonics	2007 2006	$ $	180,000 165,000		$ $	73,000 41,472	(4)	$ $	4,000 5,000		$35,580 —		$6,038 —	(9)	$ $	298,618 211,472

(1)
The amounts in columns (e) and (f) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2007 and 2006, in accordance with FAS 123(R), of awards pursuant to our Amended and Restated 2000 Stock Option Plan and may include amounts from awards granted both in and prior to 2007. Assumptions used in the calculation of these amounts are included in Notes 2 and 15 to the Company's audited financial statements for the fiscal year ended December 31, 2007 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2008. As required, the amounts shown exclude the impact of any estimated forfeitures related to service-based vesting conditions. The actual amount realized by the executive officer will likely vary based on a number of factors, including our company's performance, stock price fluctuations and applicable vesting.

(2)
Amount represents a matching contribution made by our company to the 401(k) plan for the benefit of Dr. Frank Laukien.

(3)
Includes a $6,600 matching contribution and a $5,160 profit sharing contribution made by our company to the 401(k) plan for the benefit of Dr. Frank Laukien.

(4)
Amount includes a discretionary bonus of $10,000 for Mr. Knight and $8,000 for Mr. Monahan awarded in connection with contribution to the completion of the company's follow-on equity offering that closed on February 12, 2007.

(5)
Amount represents a matching contribution made by our company to the 401(k) plan for the benefit of Mr. William Knight.

(6)
Amount represents a $6,750 matching contribution and a $6,750 profit sharing contribution made by our company to the 401(k) plan for the benefit of Dr. Dirk Laukien.

(7)
Dr. Dirk Laukien joined our company on July 1, 2006 in connection with the acquisition of Bruker Optics Inc. Accordingly, his 2006 salary includes only amounts paid by our company for his service from July 1, 2006 through December 31, 2006.

(8)
In connection with the acquisition of Bruker Optics in July 2006, Dr. Dirk Laukien received a one-time success fee payment of $2.5 million. The amount reported also includes a $6,600 matching contribution and a

  $6,600 profit sharing contribution made by our company to the 401(k) plan for the benefit of Dr. Dirk Laukien.

(9)
Amount represents a matching contribution made by our company to the 401(k) plan for the benefit of Mr. Brian Monahan.

2007 Grants of Plan-Based Awards

        The following table sets forth certain information with respect to individual grants of plan-based awards to the named executive officers during the fiscal year ended December 31, 2007.

	All Other Option Awards:
Name	Grant Date	Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/SH)	Grant Date Fair Value of Stock and Option Awards
Frank H. Laukien	8/1/2007	100,000	$8.75	$593,000
William J. Knight	8/1/2007	50,000	7.95	$296,500
Dirk D. Laukien	N/A	—	—	—
Brian P. Monahan	8/1/2007	60,000	7.95	$355,800

        The Compensation Committee authorized grants of stock options as long-term incentive compensation to each of the Chief Executive Officer, Chief Financial Officer and Corporate Controller on August 1, 2007. In determining the long-term equity incentive compensation to be awarded during 2007, the Compensation Committee made a subjective judgment of experience, responsibilities and performance. In addition, the Compensation Committee considered equity awards granted to comparable executive officers included within our peer group. As a result of this analysis, the Compensation Committee set the long-term equity award incentive compensation at a level not to exceed the median of the peer group. The award to the Chief Executive Officer vests in four equal annual installments on the anniversary of the grant date, beginning on August 1, 2008, and is exercisable upon vesting at 110% of the closing price of our common stock on the date of the grant. The awards to the Chief Financial Officer and the Corporate Controller each vest in five equal installments on the anniversary of the grant dates, beginning on August 1, 2008. Upon vesting, the options become exercisable at a price based on the closing price of our common stock on the date of the grant. The closing price on the NASDAQ Global Select Market of our common stock on August 1, 2007 was $7.95 per share.

Outstanding Equity Awards At December 31, 2007

        The following table provides information concerning unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officer outstanding as of the end of our most recently completed fiscal year. Each outstanding award is represented by a separate row which indicates the number of securities underlying the award, including awards that have been transferred other than for value (if any).

        For option awards, the table discloses the exercise price and the expiration date. For stock awards, the table provides the total number of shares of stock that have not vested and the aggregate market value of shares of stock that have not vested.

        We computed the market value of stock awards by multiplying the closing market price of our stock at the end of the most recently completed fiscal year by the number of shares or units of stock or the amount of equity incentive plan awards, respectively.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares of Stock that have not Vested		Market Value of Shares of Stock that have not Vested
Frank H. Laukien						26,600	(1)	$353,780
	100,000			$5.71	04/29/09
		100,000	(2)	$8.75	08/01/12
William J. Knight	75,000	50,000	(3)	$3.16	10/25/14	6,680	(1)	$88,844
		50,000	(4)	$7.95	08/01/17
Brian P. Monahan	2,500			$5.28	04/26/14	4,000	(1)	$53,200
	5,250			$4.87	06/30/14
		60,000	(4)	$7.95	08/01/17
Dirk D. Laukien						400,000	(5)	$5,320,000

(1)
Shares vest in five equal annual installments on the anniversary of the grant date, beginning January 5, 2007.

(2)
Options vest in four equal annual installments on the anniversary of the grant date, beginning August 1, 2008.

(3)
Options vest in five equal annual installments on the anniversary of the grant date, beginning October 25, 2005.

(4)
Options vest in five equal annual installments on the anniversary of the grant date, beginning August 1, 2008.

(5)
Shares vest in five equal installments on the anniversary of the grant date, beginning July 1, 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

        All transactions with related parties in excess of $50,000 are reviewed and pre-approved. Our Audit Committee, which is ultimately responsible for approving related party transactions, pre-approves such transactions involving amounts exceeding $500,000. The Audit Committee has delegated authority to the Chief Financial Officer and Controller to review and pre-approve all related party transactions, including distribution, sales and purchasing activities, involving amounts from $50,000 to $500,000. A related party transaction will be approved only if it is determined upon review that the transaction is in the best interests of the Company. If the transaction involves a director, that director will be recused from all discussions and decisions about the transaction. In considering the transaction, the executive officer or the committee, as appropriate, will consider all relevant factors, including as applicable:

  •
  the business purpose for the transaction;

  •
  quantifying the amount and volume of transactions to assess materiality;

  •
  methods used to establish the terms of the transaction and whether the transaction is on arm's-length terms comparable to those available to third parties; and

  •
  the overall fairness of the transaction to the Company.

        Typically every quarter, management reviews with the Audit Committee all related party transactions, including those the committee did not pre-approve. This review consists of a memorandum summarizing the information described above with respect to all related party transactions entered into in the preceding quarter, and is followed by a telephonic or in-person meeting between the Audit Committee and management.

Affiliation and Stockholders

        Prior to our acquisition of the Bruker BioSpin Group in February 2008, the Company and the companies of the Bruker BioSpin Group were affiliated through common control at the stockholder level. Our five largest stockholders, Frank H. Laukien, Dirk D. Laukien, Isolde Laukien-Kleiner, Joerg C. Laukien and Marc M. Laukien, together with Robyn L. Laukien, were also the controlling shareholders of the Bruker BioSpin Group and owned directly or indirectly 100% of the shares of the Bruker BioSpin companies. Isolde Laukien-Kleiner is the mother of Dirk and Marc Laukien. Joerg, Frank, Dirk and Marc are brothers or half-brothers.

        Frank H. Laukien, Ph.D., the Company's Chairman, President and Chief Executive Officer, also is a director and President of Bruker BioSpin Inc. and serves as co-CEO of the Bruker BioSpin Group. Prior to the Company's acquisition of the Bruker BioSpin Group, Frank Laukien beneficially owned directly or indirectly more than 10% of the stock of each of the Bruker BioSpin Group companies. Under two lease agreements, Bruker BioSpin Corporation rents laboratory, manufacturing and office space from trusts controlled by certain Laukien family members, including Frank Laukien. During each of the years ended December 31, 2007, 2006 and 2005, Frank Laukien was paid $191,600 as a beneficiary of the trusts. The lease terms were equal to the estimated fair market value of the rentals. In February 2008, upon the consummation of the acquisition of the Bruker BioSpin Group, and giving effect to a cash-stock exchange agreement among certain Bruker BioSpin Group shareholders, Frank Laukien received aggregate consideration of approximately $19.2 million in cash and 15,554,574 shares of Bruker Corporation unregistered stock in exchange for his interest in the Bruker BioSpin Group companies.

        Joerg C. Laukien, a director of the Company, is also the European Chief Operating Officer of the Bruker BioSpin Group. In addition, Joerg Laukien serves as a director and President of Bruker BioSpin MRI, Inc., Managing Director of Bruker BioSpin MRI GmbH, Managing Director of Bruker Elektronic GmbH, a director of Bruker Biospin Inc., a director of Bruker BioSpin SA, a director of Bruker BioSpin s.r.l., and a director of Techneon AG. Prior to the Company's acquisition of the Bruker BioSpin Group, Joerg Laukien owned directly or indirectly more than 10% of the stock of each of the Bruker BioSpin Group companies. Mr. Joerg Laukien is a beneficiary of a trust controlled by Dirk Laukien and Frank Laukien which leases certain laboratory, manufacturing and office space to Bruker BioSpin Corporation. During each of the years ended December 31, 2007, 2006 and 2005, Joerg Laukien was paid $21,600 as a beneficiary of the trust. The lease terms were equal to the estimated fair market value of the rentals. With Dirk Laukien and Isolde Laukien-Kleiner, Joerg Laukien also is a party to a lease agreement with Bruker BioSpin AG, under which Bruker BioSpin AG rents certain office space. During each of the years ended December 31, 2007, 2006 and 2005, Joerg Laukien was paid $84,970, $81,363 and $81,877, respectively, under that agreement. In February 2008, upon the consummation of the acquisition of the Bruker BioSpin Group, and giving effect to a cash-stock exchange agreement among certain Bruker BioSpin Group shareholders, Joerg Laukien received aggregate consideration of approximately $68.6 million in cash and 11,258,741 shares of Bruker Corporation unregistered stock in exchange for his interest in the Bruker BioSpin Group companies.

        Dirk D. Laukien, Ph.D., the Company's Senior Vice President and President of Bruker Optics, also is a director of Bruker BioSpin Inc. and Bruker BioSpin AG and serves as co-CEO of the Bruker BioSpin Group. Prior to the Company's acquisition of the Bruker BioSpin Group, Dirk Laukien owned directly or indirectly more than 10% of the stock of each of the Bruker BioSpin Group companies. Our

Bruker Optics subsidiary rents various office space from Dirk Laukien under lease agreements. Under these lease agreements, during each of the years ended December 31, 2007, 2006 and 2005, Dirk Laukien was paid $0.4 million, $0.3 million, and $0.5 million, respectively, which was equal to the estimated fair market value less the cost of capital improvements provided by Bruker Optics in 2004. Bruker Optics subleased a portion of this office space to an affiliate during 2007, 2006 and 2005 and received $31,500 in rental income in each of these years, which included charges for utilities and other occupancy costs. Under two lease agreements, Bruker BioSpin Corporation rents laboratory, manufacturing and office space from trusts controlled by certain Laukien family members, including Dirk Laukien. Under the first of the lease agreements, during the years ended December 31, 2007, 2006 and 2005, Dirk Laukien was paid $137,500, $137,500 and $131,250, respectively, which was equal to the estimated fair market value of the rentals. A trust controlled by Dirk Laukien and Frank Laukien has also entered into a lease agreement with Bruker BioSpin Corporation. As a beneficiary of the trust, during each of the years ended December 31, 2007, 2006 and 2005, Dirk Laukien was paid $32,400. The lease terms were equal to the estimated fair market value of the rentals. Bruker BioSpin Corporation also rents office space from a trust controlled by Dirk Laukien. During each of the years ended December 31, 2007, 2006 and 2005, Dirk Laukien was paid $170,000 as a beneficiary of the trust. The lease terms were equal to the estimated fair market value of the rentals. Dirk Laukien, Isolde Laukien-Kleiner and Joerg C. Laukien also are parties to a lease agreement with Bruker BioSpin AG under which Bruker BioSpin AG rents certain office space. During each of the years ended December 31, 2007, 2006 and 2005, Dirk Laukien was paid $84,970, $81,363 and $81,877, respectively, under that agreement. In February 2008, upon the consummation of the acquisition of the Bruker BioSpin Group, Dirk Laukien received aggregate consideration of approximately $72.9 million in cash and 10,789,664 shares of Bruker Corporation unregistered stock in exchange for his interest in the Bruker BioSpin Group companies.

        Marc M. Laukien owned directly or indirectly more than 10% of the stock of each of the Bruker BioSpin Group companies prior to their acquisition by the Company in February 2008. Marc Laukien is a beneficiary of certain trusts controlled by Laukien family members that have entered into lease agreements with Bruker BioSpin Corporation. During each of the years ended December 31, 2007, 2006 and 2005, Marc Laukien was paid $202,400 as a beneficiary of the trusts. The lease terms were equal to the estimated fair market value of the rentals. In February 2008, upon the consummation of the acquisition of the Bruker BioSpin Group, and giving effect to a cash-stock exchange agreement among certain Bruker BioSpin Group shareholders, Marc Laukien received aggregate consideration of approximately $90.0 million in cash and 8,913,170 shares of Bruker Corporation unregistered stock in exchange for his interest in the Bruker BioSpin Group companies.

        Isolde Laukien-Kleiner owned directly or indirectly more than 10% of the stock of each of the Bruker BioSpin Group companies prior to their acquisition by the Company in February 2008. Mrs. Laukien-Kleiner was formerly the CEO of Bruker Physik GmbH and also served later as a consultant to Bruker Physik GmbH. Mrs. Laukien-Kleiner terminated her consulting relationship with the Bruker BioSpin Group affiliate prior to the announcement in December 2007 of the proposed combination. Under an agreement with Bruker Physik AG, Mrs. Laukien-Kleiner will continue to receive certain benefits for a period of three years following her resignation. In December 2007, Mrs. Laukien-Kleiner exercised her right under her retirement agreement to sell certain artwork loaned to various Bruker BioSpin Group companies to Bruker Physik for €50,000. Mrs. Laukien-Kleiner is entitled to monthly pension payments of approximately €13,000, or €156,000 annually, subject to annual periodic adjustments. Dirk Laukien, Isolde Laukien-Kleiner and Joerg C. Laukien also entered into a lease agreement with Bruker BioSpin AG under which Bruker BioSpin AG rents certain office space. During the years ended December 31, 2007, 2006, and 2005, Isolde Laukien-Kleiner was paid $169,941, $162,726 and $163,754, respectively, under that agreement. In February 2008, upon the consummation of the acquisition of the Bruker BioSpin Group, and giving effect to a cash-stock exchange agreement among certain Bruker BioSpin Group shareholders, Mrs. Laukien-Kleiner received aggregate consideration of approximately $136.8 million in cash and 9,976,689 shares of Bruker Corporation unregistered stock in exchange for her interest in the Bruker BioSpin Group companies.

        Richard M. Stein, a director of the Company, is a partner of Nixon Peabody LLP, a law firm which has been retained by the Company and certain of its Bruker BioSpin affiliates for over five years. Mr. Stein has also served as the secretary for each of the Company, Bruker BioSpin Corporation, Bruker AXS, Bruker Daltonics, Bruker Optics, and Bruker BioSpin Inc.

        Bernhard Wangler, a director of the Company, is the principal of Kanzlei Wangler, a German audit and tax advisory firm which has been retained by the Company and certain of its Bruker BioSpin affiliates for over five years.

        Dr. Tony W. Keller, a member of our board of directors, the Executive Chairman of the Bruker BioSpin Group and a director of Bruker BioSpin AG, until recently was co-CEO of the Bruker BioSpin Group for more than five years. Dr. Keller also served as a Managing Director of Bruker BioSpin GmbH until his retirement effective December 31, 2007. In addition, prior to the completion of the Bruker BioSpin Group acquisition, Dr. Keller was elected to serve as President of the Board of BioSpin Invest. Discussions regarding future compensation for his new responsibilities are ongoing.

Sharing Agreement

        A sharing agreement, dated as of February 28, 2000, between the Company and the Bruker BioSpin Group companies provided for the sharing of specified intellectual property rights, services, facilities and other related items among the parties to the agreement. Effective upon the closing of the Company's acquisition of the Bruker BioSpin Group in February 2008, this sharing agreement was terminated. The following description of the Sharing Agreement is a summary and is qualified in its entirety by the provisions of the Sharing Agreement.

Name

        Pursuant to the terms of the Sharing Agreement, Bruker BioSpin GmbH and Bruker Physik granted to the other parties to the Sharing Agreement a perpetual, irrevocable, non-exclusive, royalty-free, non-transferable right and license to use the name "Bruker" in connection with the conduct and operation of their respective businesses, provided that the parties did not materially interfere with any other party's use of the name, take any action which would materially detract from the goodwill associated with the name or take any action which would cause a lien to be placed on the name or the parties' license rights.

Intellectual Property

        The parties to the Sharing Agreement also generally shared technology and other intellectual property rights, as they existed on or prior to February 28, 2000, subject to the terms of the Sharing Agreement.

Distribution

        The Sharing Agreement provided for the use of common distribution channels by the parties to the agreement. The Sharing Agreement stated that the terms and conditions of sale and the transfer pricing for any shared distribution would be on an arm's length basis as would be utilized in typical transaction with a person or entity not a party to the agreement.

Services

        The Company also shared various general and administrative expenses for items such as umbrella insurance policies, retirement plans, accounting services and leases, with various Bruker BioSpin Group companies. The Sharing Agreement provided that these services were charged among the affiliated companies at arm's length conditions and pricing, according to individual Sub-Sharing Agreements. In 2007, various Bruker BioSpin Group companies provided administrative and other services (including office space) to the Company at a cost of approximately $5.1 million.

Purchases and Sales

        The Company purchased subunits or components, including some components used in its CBRN (chemical, biological, radiological and nuclear) detection products, miscellaneous electronics boards used in Fourier transform mass spectrometers, sheet metal cabinets and some of the superconducting magnets used for Fourier transform mass spectrometers, and a low-temperature attachment for certain x-ray systems, from various Bruker BioSpin Group companies, at arm's length commercial conditions and pricing. In 2007, the Company purchased components from these then-affiliates for $24.0 million.

        The Sharing Agreement stated that the terms and conditions of purchases of subunits and components shall be at reasonable arm's length terms and conditions and that pricing shall be competitive. In 2007, our purchases from Bruker BioSpin Group companies were approximately 4% of our standalone revenues.

        The Company supplied a variety of products to Bruker BioSpin Group companies for resale at what we believed to be commercially reasonable arm's length conditions and pricing. For the year ended December 31, 2007, we sold products to Bruker BioSpin Group companies in the amount of $14.5 million. However, these sales were primarily for resale of certain products by Bruker BioSpin Group entities as described above.

Additional Agreements, Collaborations and Sales

        During 2007, the Company recognized sales to the Bruker BioSpin Group of approximately $14.5 million, and purchases from the Bruker BioSpin Group of approximately $24.0 million.

Acquisition of Bruker Optics

        On July 1, 2006, we completed our acquisition of all of the outstanding stock of Bruker Optics for aggregate consideration of $135.0 million in cash and shares of our common stock. Prior to the acquisition, the five controlling shareholders of both the Company also controlled approximately 96% of the equity of Bruker Optics. Negotiations between the Company and the affiliated shareholders commenced in October 2005 and our board voted to recommend approval of the acquisition in April 2006, upon the recommendation of an independent special committee established to consider and negotiate the proposed acquisition. Pursuant to the terms of the purchase agreement among the Company and the Bruker Optics shareholders, the purchase of Bruker Optics from the affiliated shareholder group comprised of Frank Laukien, Dirk Laukien, Joerg Laukien, Marc Laukien and Isolde Laukien-Kleiner was approved by unaffiliated holders of a majority of shares of our common stock who voted on the transaction at our 2006 Annual Meeting of Stockholders. The acquisition of Bruker Optics was described in our Definitive Proxy Statement on Schedule 14A filed on May 25, 2006.

Acquisition of the Bruker BioSpin Group of Companies

        On February 26, 2008, we completed our acquisition of all of the outstanding equity of the Bruker BioSpin group of companies for aggregate consideration of $914 million based on the trailing ten trading day average closing price of our common stock during the period ending two trading days prior to the signing of the transaction agreements of $9.14 per share, consisting of $388 million in cash and 57,544,872 shares of unregistered Bruker Corporation common stock. Prior to the acquisition, the five controlling shareholders of the Company also controlled approximately 100% of the equity of the Bruker BioSpin group of companies. Negotiations between the Company and the affiliated shareholders commenced in September 2007 and our Board voted to recommend approval of the acquisition in December 2007, upon the recommendation of an independent special committee established to consider and negotiate the proposed acquisition. Pursuant to the terms of the various agreements among the Company and the shareholders of the Bruker BioSpin group of companies, the purchase of the Bruker BioSpin group of companies from the affiliated shareholder group comprised of Frank Laukien, Dirk Laukien, Joerg Laukien, Marc Laukien and Isolde Laukien-Kleiner was approved by unaffiliated holders of a majority of shares of our common stock who voted on the transaction at a special meeting of stockholders held on February 25, 2008. The acquisition of the Bruker BioSpin group of companies was described in our Definitive Proxy Statement on Schedule 14A filed on January 17, 2008.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 and the rules promulgated thereunder require our officers and directors and persons owning more than 10% of the outstanding common stock of the Company to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish us with copies of all these filings. We believe, based solely upon a review of those reports and amendments thereto furnished to us during and with respect to our fiscal year ended December 31, 2007, that all of our directors and executive officers complied with the reporting requirements of Section 16(a) of the Exchange Act during fiscal 2007, except as follows: Mr. Joerg Laukien was late filing two Form 4 reports for two transactions; Mr. Bernhard Wangler, Dr. William Linton, Mr. Collin D'Silva, Mr. Richard D. Kniss, Mr. Daniel S. Dross, Mr. M. Christopher Canavan and Mr. Taylor Crouch, directors of the Company, were each late filing a Form 4 report for one transaction.

AUDIT COMMITTEE REPORT

        The Audit Committee, which operates pursuant to a written charter, assists the board of directors in fulfilling its oversight responsibilities by reviewing Bruker Corporation's financial reporting process on behalf of the board. Management is responsible for Bruker Corporation's internal controls, the financial reporting process and compliance with laws and regulations and ethical business standards. Ernst & Young LLP, Bruker Corporation's independent registered public accounting firm, is responsible for expressing opinions on the conformity of Bruker Corporation's consolidated financial statements with generally accepted accounting principles and on the effectiveness of Bruker Corporation's internal control over financial reporting. The Audit Committee is responsible for overseeing and monitoring these practices. It is not the duty or responsibility of the Audit Committee to conduct auditing or accounting reviews or procedures.

        In this context, the Audit Committee reviewed and discussed with management and Ernst & Young, among other things, the scope of the audit to be performed, the results of the audit performed, Ernst & Young's evaluation of Bruker Corporation's internal control over financial reporting and the independent registered public accounting firm's fee for the services performed. Management represented to the Audit Committee that Bruker Corporation's consolidated financial statements were prepared in accordance with generally accepted accounting principles. Discussions about Bruker

Corporation's audited financial statements included the auditors' judgments about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in its financial statements.

        The Audit Committee also discussed with Ernst & Young other matters required by Statement on Auditing Standards, ("SAS") No. 61 "Communication with Audit Committees," as amended by SAS No. 90, "Audit Committee Communications." Ernst & Young provided to the Audit Committee written disclosures and the letter required by the Independence Standards Board Standard No. 1 "Independence Discussion with Audit Committees." The Audit Committee discussed with Ernst & Young the registered public accounting firm's independence from Bruker Corporation and considered the compatibility of non-audit services with Ernst & Young's independence.

        Based on the Audit Committee's discussion with management and Ernst & Young, and the Audit Committee's review of the representations of management and the report of Ernst & Young to the Audit Committee, the Audit Committee recommended to the board that that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission and selected Ernst & Young LLP as the independent registered public accounting firm for Bruker Corporation for 2008.

        Submitted by the Audit Committee of Bruker Corporation's Board of Directors.

Brenda J. Furlong, Chair Collin J. D'Silva Richard A. Packer

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Fees billed to Bruker Corporation by its independent registered public accounting firm for fiscal years 2006 and 2007, all of which were approved by the Audit Committee, were comprised of the following:

        Audit Fees.    Ernst & Young's fees for its audit of the Company's annual financial statements, its review of the financial statements included in our quarterly reports on Form 10-Q, audits of statutory filings, comfort letter procedures and review of other regulatory filings for 2006 and 2007 were $2,676,700 and $2,490,900, respectively.

        Audit-Related Fees.    Ernst & Young billed us a total of $365,400 in 2006 and $205,000 in 2007 for audit-related services, including due diligence performed in connection with potential acquisitions.

        Tax Fees.    Ernst & Young fees for tax services provided to us, including tax compliance, tax advice and planning, totaled $42,600 in 2006 and $116,000 in 2007.

        All Other Fees.    No other fees were billed to us by Ernst & Young in 2006. In 2007, Ernst & Young billed us a total of $18,500 for "other services."

Audit Committee Pre-Approval Policies and Procedures

        In order to ensure that audit and non-audit services proposed to be performed by the Company's independent registered public accounting firm do not impair the auditor's independence from the Company, the Audit Committee has adopted, and the board of directors has ratified, the following pre-approval policies and procedures.

Policies

        Before engaging the independent registered public accounting firm to render the proposed service, the Audit Committee must either (i) approve the specific engagement ("specific pre-approval") or (ii) enter into the engagement pursuant to pre-approval policies and procedures established by the Audit Committee ("general pre-approval"), provided the policies and procedures are detailed for the particular service, the Audit Committee is informed of each service, and such policies and procedures do not include delegation of the Audit Committee's responsibilities to management. The Audit Committee annually reviews and pre-approves the services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval. The Audit Committee will add to or subtract from this list of general pre-approved services from time to time, based on subsequent determinations.

        Unless a type of service has received general pre-approval, it requires specific pre-approval by the Audit Committee if it is to be provided by the independent registered public accounting firm. Any proposed services exceeding pre-approved cost levels or budgeted amounts also require specific pre-approval by the Audit Committee.

        For both types of pre-approval, the Audit Committee considers whether such services are consistent with the SEC's and the Public Company Accounting Oversight Board's rules on auditor independence. The Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company's business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company's ability to manage or control risk or improve audit quality. All such factors are considered as a whole, and no one factor will necessarily be determinative.

        The Audit Committee also considers the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services and may determine, for each fiscal year, the appropriate ratio between the total amount of fees for Audit, Audit-related and Tax services and the total amount of fees for certain permissible non-audit services classified as All Other services.

        The Audit Committee may delegate either type of pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Procedures

        Pre-approval fee levels or budgeted amounts for all services to be provided by the independent registered public accounting firm are established annually by the Audit Committee. Any proposed services exceeding these levels or amounts require specific pre-approval by the Audit Committee, even if previously generally pre-approved.

        All requests or applications for services to be provided by the independent registered public accounting firm that do not require specific approval by the Audit Committee are submitted to the Chief Financial Officer and must include a detailed description of the services to be rendered.

        Requests or applications to provide services that require specific approval by the Audit Committee must be submitted to the Audit Committee by both the independent registered public accounting firm and the Chief Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC's rules on auditor independence.

        The Audit Committee monitors the performance of all services provided by the independent auditor and assesses whether such services are in compliance with this policy.

PROPOSAL NO. 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Ernst & Young LLP has been our independent registered public accounting firm since 1998, and has been selected by the audit committee of the board of directors as our independent registered public accounting firm for the fiscal year ending December 31, 2008. Although the Company is not required to seek stockholder approval of this appointment, the board of directors believes it to be sound corporate governance to do so. In the event that the stockholders fail to ratify the appointment, the audit committee will investigate the reasons for stockholder rejection and will reconsider the appointment. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent public accounting firm during the year if the audit committee believes that such a change would be in the best interests of the Company and its stockholders.

        A representative of Ernst & Young is expected to be present at the 2008 Annual Meeting and will have the opportunity to make a statement if he or she so desires to do so and will be available to respond to appropriate stockholder questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2008.

STOCKHOLDER COMMUNICATIONS

        The board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters and subject to any required assistance or advice from legal counsel, Mr. Stein, the Secretary of the Company, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries of such communications to the other directors as he considers appropriate.

        Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that Mr. Stein considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we may receive repetitive or duplicative communications.

        Stockholders who wish to send communications on any topic to the board should address such communications to Richard M. Stein, Secretary, at Nixon Peabody LLP, 100 Summer Street, Boston, MA 02110.

TIME FOR SUBMISSION OF STOCKHOLDER PROPOSALS

        Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in a company's proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to Bruker Corporation in a timely manner.

        Stockholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting of stockholders in 2009 may do so by following the procedures set forth in Rule 14a-8 of the Securities Exchange Act of 1934, as amended. To be eligible for inclusion, stockholder proposals must be received by us no later than November 30, 2008.

        Additionally, under our by laws, no business may be brought before an annual meeting unless it is specified in the notice of meeting by or at the direction of the Board or by a stockholder entitled to vote who has delivered notice to Bruker Corporation (containing certain information specified in the by laws) not less than 90 or more than 120 days prior to the first anniversary of the preceding year's annual meeting.

OTHER MATTERS

        Management knows of no matters which may properly be and are likely to be brought before the meeting other than the matters discussed herein. However, if any other matters properly come before the meeting, the persons named in the enclosed proxy will vote in accordance with their best judgment.

FORM 10-K REPORT

        The Company will provide each beneficial owner of its securities with a copy of an annual report on Form 10-K, including the financial statements and schedules thereto, required to be filed with the Securities and Exchange Commission for Bruker Corporation's most recent fiscal year, without charge, upon receipt of a written request from such person. Such request should be sent to William J. Knight, Bruker Corporation, 40 Manning Road, Billerica, Massachusetts, 01821. Additionally, the annual report on Form 10-K is also available on the SEC's website at http://www.sec.gov.

VOTING PROXIES

        The board of directors recommends an affirmative vote on all proposals specified. Proxies will be voted as specified. If signed proxies are returned without specifying an affirmative or negative vote on any proposal, the shares represented by such proxies will be voted in favor of the board of directors' recommendations.

By order of the board of directors

Frank H. Laukien, Ph.D. Chairman, President and Chief Executive Officer

April 9, 2008

BRUKER CORPORATION
Proxy Card

Annual Meeting of Stockholders
May 8, 2008

The undersigned hereby appoints Frank H. Laukien and William J. Knight, or either of them, with power of substitution, Proxies to vote at the Bruker Corporation Annual Meeting of Stockholders on May 8, 2008, and any adjournments or postponements thereof, all shares of Common Stock of Bruker Corporation that the undersigned is entitled to vote at such meeting on matters which may come before the Annual Meeting in accordance with and as more fully described in the Notice of Annual Meeting of Stockholders and the Proxy Statement.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THE BOARD RECOMMENDS AN AFFIRMATIVE VOTE ON ALL PROPOSALS SPECIFIED. UNLESS OTHERWISE SPECIFIED, THE PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR, FOR PROPOSAL NO. 2 AS SET FORTH IN THE PROXY STATEMENT, AND IN THE DISCRETION OF THE NAMED PROXIES AS TO ANY OTHER MATTER THAT MAY COME BEFORE THIS MEETING OR ANY ADJOURNMENT THEREOF.

PLEASE VOTE, DATE AND SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE

Address Changes/Comments:

Vote on Directors

1.
Election of five Directors for terms expiring in 2011:

FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT (STRIKE A LINE THROUGH NOMINEE NAME)
☐	☐	☐
Nominees:
01) Collin J. D'Silva
02) Stephen W. Fesik
03) Dirk D. Laukien
04) Richard M. Stein
05) Bernhard Wangler

Vote on Proposals

2.
To consider and act upon a proposal to ratify, confirm and approve the selection of Ernst & Young LLP as the independent registered public accounting firm of Bruker Corporation for fiscal 2008.

FOR	AGAINST	ABSTAIN
☐	☐	☐

Please sign exactly as your name(s) appear(s) on the Proxy. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

For address changes and/or comments, please check this box and write them on the back where indicated.    ☐

Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

Signature	Date	Signature	Date

QuickLinks

BRUKER CORPORATION PROXY STATEMENT
RECORD DATE AND VOTING SECURITIES
CORPORATE INFORMATION
PROPOSAL NO. 1 ELECTION OF DIRECTORS
BOARD MEETINGS, COMMITTEES AND COMPENSATION
COMPENSATION OF DIRECTORS
DIRECTOR NOMINATIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE OFFICERS
COMPENSATION DISCUSSION AND ANALYSIS
Revenues for the Most Recently Completed Fiscal Year (in millions)
Growth Rate for the Most Recently Completed Three Year Period
Net Income as a Percentage of Revenue for the Most Recently Completed Fiscal Year
COMPENSATION COMMITTEE REPORT
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
SUMMARY OF EXECUTIVE COMPENSATION
Outstanding Equity Awards At December 31, 2007
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
AUDIT COMMITTEE REPORT
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL NO. 2 RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
STOCKHOLDER COMMUNICATIONS
TIME FOR SUBMISSION OF STOCKHOLDER PROPOSALS
OTHER MATTERS
FORM 10-K REPORT
VOTING PROXIES